Exhibit 2.2

AGREEMENT AND PLAN OF MERGER
Dated October 4, 2024
Among
VISTA OUTDOOR INC.
REVELYST, INC.
CABIN RIDGE INC.
And
OLIBRE LLC

Annex I    Glossary of Defined Terms
Exhibit A    Certificate of Incorporation of the Surviving Corporation
Exhibit B    Bylaws of the Surviving Corporation

THIS AGREEMENT AND PLAN OF MERGER, dated October 4, 2024 (this “Agreement”), is among VISTA OUTDOOR INC., a Delaware corporation (“Vista Outdoor”), REVELYST, INC. (the “Company”), OLIBRE LLC, a Delaware limited liability company (“Parent”), and CABIN RIDGE INC., a Delaware corporation and a wholly owned direct Subsidiary of Parent (“Merger Sub”).
WHEREAS, Vista Outdoor is currently engaged in the Company Business and the Vista Outdoor Business;
WHEREAS, upon the terms and subject to the conditions of that certain Amended & Restated Separation Agreement by and between Vista Outdoor and Company, dated as of the date hereof (the “Separation Agreement”), Vista Outdoor shall effect the Separation pursuant to which, among other things, the assets and liabilities of the Company Business will be transferred to Company and thereby separated from Vista Outdoor Business;
WHEREAS, upon the terms and subject to the conditions of that certain Agreement and Plan of Merger, among Vista Outdoor, Company, CSG Elevate II Inc., a Delaware corporation (“CSG Purchaser”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned Subsidiary of CSG Purchaser (“CSG Merger Sub”), and, solely for the purposes of certain provisions set forth therein, CZECHOSLOVAK GROUP a.s. (“CSG”), a joint stock company incorporated under the laws of the Czech Republic, dated October 15, 2023, as amended by those certain amendments dated May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024 and September 12, 2024 (such agreement, as amended, the “CSG-Vista Outdoor Merger Agreement”), (i) CSG Merger Sub shall be merged with and into Vista Outdoor (the “CSG-Vista Outdoor Merger”), with Vista Outdoor surviving the CSG-Vista Outdoor Merger and becoming a wholly owned subsidiary of CSG Purchaser and (ii) except as otherwise set forth therein, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the CSG-Vista Outdoor Merger shall be converted into the right to receive the CSG-Vista Outdoor Merger Consideration;
WHEREAS, concurrently with the execution of this Agreement, as an inducement to and condition of Company’s willingness to enter into this Agreement, the parties listed on Section 3.09 of the Parent Disclosure Letter (each, a “Guarantor” and, together, the “Guarantors”) have duly executed and delivered to Company a limited guarantee, dated as of the date of this Agreement, in favor of Company (the “Limited Guarantee”), guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement as more fully set forth in the Limited Guarantee; and
WHEREAS, concurrently with the execution of this Agreement, as an inducement to and condition of Company’s willingness to enter into this Agreement, Parent has obtained the Equity Financing Commitment;
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE MERGER
Section 1.01    [Reserved].
Section 1.02    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company (the “Merger”). As a result of the Merger, at the Effective Time, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation in the Merger. Company, as the surviving corporation following the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”.
Section 1.03    Closing. The closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., New York City time, on the third Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing). Notwithstanding the foregoing, the Closing may be consummated at such other place, time or date as shall be agreed in writing between Company and Parent. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
Section 1.04    Effective Time. On the Closing Date, Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Company and Parent shall agree and specify in the Certificate of Merger in accordance with the DGCL. The time the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
Section 1.05    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.
Section 1.06    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    Subject to Section 6.05, at the Effective Time, the certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety, in the form set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. Each of Company, Merger Sub and Parent shall take all action necessary to carry out the actions contemplated by this Section 1.06(a).

(b)    Subject to Section 6.05, at the Effective Time, the bylaws of Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in their entirety, in the form set forth in Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law. Each of Company, Merger Sub and Parent shall take all action necessary to carry out the actions contemplated by this Section 1.06(b).
Section 1.07    Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. Each of Company, Merger Sub and Parent shall take all action necessary to implement the provisions of this Section 1.07.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Parent, Merger Sub or the holder of any shares or securities of Company, Parent or Merger Sub:
(a)    each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;
(b)    each share of common stock, par value $0.01 per share, of Company (“Company Common Stock”) that is owned by Company, any of its Subsidiaries or Parent (in each case, if any) immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(c)    subject to Section 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive the Merger Consideration in cash. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or evidence of shares in book-entry form that, in each case, immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such Certificate (or evidence of shares of Company Common Stock held in book-entry form) in accordance with Section 2.03, without interest. The right of such holders of shares of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding pursuant to Section 2.06.
Section 2.02    Agent. Parent shall appoint (i) Computershare Trust Company, N.A. (or one of its Affiliates) or (ii) another bank or trust company reasonably approved by Company, to act as agent for the distribution of the Merger Consideration as contemplated by this Article II (the “Agent”) pursuant to the terms of a paying agent agreement (or similar agreement) among Agent and Parent, which agreement shall be on terms reasonably acceptable to Company and Parent.
Section 2.03    Distribution of Merger Consideration.
(a)    Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited (and, if directed by Parent, Company shall deposit an amount equal to the Cash Adjustment Amount (provided that the Cash Adjustment Amount is a positive number)), with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, cash sufficient to pay the aggregate Merger Consideration. All such cash deposited with the Agent for purposes of paying the Merger Consideration pursuant to this Article II is hereinafter referred to as the “Merger Exchange Fund”. For the avoidance of doubt, (i) in no event shall Parent be required to deposit more than the Base Purchase Price with the Agent and (ii) in the event that Company fails to deposit the entire Cash Adjustment Amount with the Agent (if so directed by Parent), then the Revelyst Purchase Price shall be reduced by the amount of such deficit.
(b)    Letter of Transmittal. As promptly as practicable after the Effective Time, Parent shall cause the Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or shares of Company Common Stock held in book-entry form) shall pass, only upon delivery of the Certificates (or shares of Company Common Stock held in book-entry form) to the Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify), together with instructions thereto. Prior to causing the Agent to mail the Letter of Transmittal, Parent shall give Company and its counsel a reasonable opportunity to review the form of Letter of Transmittal and the form of Letter of Transmittal shall be reasonably acceptable to Company and Parent.
(c)    Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancelation to the Agent or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Agent, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor the Merger Consideration which the holder of such shares of Company Common Stock has the right to receive pursuant to Section 2.01. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, the proper Merger Consideration pursuant to Section 2.01 may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.03(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).
(d)    [Reserved].
(e)    No Further Ownership Rights in Company Common Stock. The cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been distributed and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to the Surviving Corporation or the Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(f)    [Reserved].
(g)    Termination of Merger Exchange Fund. Any portion of the Merger Exchange Fund (including any interest or other income received with respect thereto) that remains undistributed to holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.
(h)    No Liability. None of Company, the Surviving Corporation, Parent, Merger Sub or the Agent shall be liable to any Person in respect of any portion of the Merger Exchange Fund or the Merger Consideration delivered to a Public Official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Exchange Fund which remains undistributed to the holders of Certificates (or shares of Company Common Stock held in book-entry form) for two years after the Effective Time (or immediately prior to such earlier date on which the Merger Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(i)    Investment of Merger Exchange Fund. The Agent shall invest any cash in the Merger Exchange Fund as directed by Parent.
(j)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.
Section 2.04    Treatment of Company Equity Awards; Treatment of Company Employee Stock Purchase Plan. Prior to the Effective Time (but following the consummation of the CSG-Vista Outdoor Merger), the Board of Directors of Company (or if appropriate, any committee administering the Company Stock Plan or Company ESPP) shall adopt resolutions and take such other actions as may be required to provide for the following:
(a)    Each Company RSU that is outstanding immediately prior to the Effective Time, and which is a Company Cash-out RSU, shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration. Each Company RSU that is a Company Rollover RSU shall, as of the Effective Time, be canceled and converted into a time-based restricted cash award (each, a “Converted Cash Award”) representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Company RSU as of immediately prior to the Effective Time and (ii) the Merger Consideration, with the same terms and conditions, including with respect to vesting (including any accelerated vesting provisions, including under any Company Benefit Plan applicable to such Company RSU), as were applicable to the corresponding Company RSU immediately prior to the Effective Time. As of the Effective Time, all Company RSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(a) in respect thereof.
(b)    Except as provided in Section 2.04(b) of the Company Disclosure Letter, each Company PSU that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Company PSU immediately prior to the Effective Time (assuming achievement of the applicable performance goals at the level set forth in Section 2.04(b) of the Company Disclosure Letter) and (ii) the Merger Consideration. As of the Effective Time, all Company PSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein, and each holder of a Company PSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(b) in respect thereof.
(c)    At the Effective Time, each Company Option, whether vested or unvested, shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, rounding down to the nearest cent and without interest, equal to the product of (i) the number of shares of Company Common Stock for which such Company Option has not been exercised and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided that, for the avoidance of doubt, any Company Option that has an exercise price per share that is greater than or equal to the Merger Consideration shall be canceled at the Effective Time for no consideration or payment. As of the Effective Time, all Company Options shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(c) in respect thereof.
(d)    At the Effective Time, each Company DSU, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be canceled in exchange for the right to receive a cash payment from Parent or the Surviving Corporation equal to the sum of (i) the number of shares of Company Common Stock underlying such Company DSU immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration. As of the Effective Time, all Company DSUs shall cease to be outstanding and shall automatically terminate, and each holder of a Company DSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(d) in respect thereof.
(e)    [Reserved].
(f)    No Offering Period (as defined in the Company ESPP) under the Company ESPP shall be commenced after the date of this Agreement and the Company ESPP shall terminate in its entirety on the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter.
Section 2.05    Payments With Respect to Company Equity Awards. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time, other than with respect to the Converted Cash Awards), the Surviving Corporation or its applicable Affiliate shall pay through its payroll systems (or, if a payroll systems payment is not reasonably practicable, by wire transfer or such other method as

Company typically utilizes for such payments) the amounts due pursuant to Sections 2.04(a), 2.04(b), 2.04(c) and 2.04(d); provided, however, that (i) each Company DSU shall be paid in accordance with the applicable holder’s election with respect to the timing of such payment, (ii) each Converted Cash Award shall be paid by the Surviving Corporation or its applicable Affiliate through its payroll systems in accordance with the vesting and settlement terms of such Converted Cash Award (but in any event, no later than the first payroll date that occurs more than five Business Days after the applicable vesting date(s)) and (iii) any such payments will be less applicable Tax withholdings.
Section 2.06    Withholding Rights. Each of the parties to this Agreement and the Agent (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payments under applicable Law. Amounts deducted and withheld pursuant to this Section 2.06 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to Company and Vista Outdoor that, except as disclosed in the manner contemplated in Section 9.06, in the letter, dated as of the date of this Agreement, from Parent to Company (the “Parent Disclosure Letter”):
Section 3.01    Organization, Standing and Power.
(a)    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Parent has made available to Company true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of Parent and Merger Sub, as amended through, and in full force and effect as of, the date of this Agreement, and neither Parent nor Merger Sub are in violation of any provision of its certificate or articles of incorporation or bylaws or comparable organizational documents, other than such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)    Each of Parent and Merger Sub is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 3.02    Ownership and Operations of Parent and Merger Sub.
(a)    All the issued and outstanding equity interests in Merger Sub are owned beneficially and of record by Parent, free and clear of all Liens, except for (i) Liens created by this Agreement, (ii) Liens arising in connection with the Financing or (iii) transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Law.
(b)    Each of Parent and Merger Sub was organized solely for the purpose of entering into this Agreement, the other Transaction Documents to which it is or will be a party and consummating the Transactions and has not engaged in any activities or business, and has incurred no Liabilities, in each case, other than those incident or relating to the Financing or otherwise in connection with its formation, organization and the negotiation, evaluation, preparation or execution of this Agreement, the other Transaction Documents to which it is or will be a party, the performance of its obligations, covenants and agreements hereunder and thereunder and the consummation of the Transactions.
Section 3.03    Authority; Execution and Delivery; Enforceability.
(a)    Each of Parent and Merger Sub has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is or is contemplated to be a party and the consummation by each of Parent and Merger Sub of the Transactions have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Upon the execution and delivery by each of Parent and Merger Sub of each other Transaction Document to which it is or is contemplated to be a party and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
(b)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Parent has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to and in the best interests of Parent and its equityholders and

(ii) approved and declared advisable this Agreement, each other Transaction Document to which Parent is or is contemplated to be a party and the Transactions.
(c)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Merger Sub has (i) approved and declared advisable this Agreement, each other Transaction Document to which it is or is contemplated to be a party and the Transactions and (ii) resolved to recommend adoption of this Agreement to Parent, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(d)    The only vote or consent of holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement and the Merger is the affirmative vote of Parent in its capacity as the sole stockholder of Merger Sub, which adoption shall be provided by the written consent of Parent immediately following the execution of this Agreement.
(e)    No vote or Consent of the holders of any equity interests of Parent is necessary to approve this Agreement or the Merger.
Section 3.04    No Conflicts; Governmental Approvals.
(a)    The execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is a party does not, the execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of Parent and Merger Sub of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, Consents and other matters referred to in Section 3.04(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)    No Governmental Approval is required to be obtained or made by or with respect to Parent, Merger Sub or any Equity Financing Source in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 3.04(b) of the Parent Disclosure Letter, (ii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware and (iii) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 3.05    Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub, the Guarantors or the Equity Financing Sources for inclusion or incorporation by reference in the Vista Outdoor Proxy Statement or the Form S-4 or any other filing contemplated by Section 6.01 of the CSG-Vista Outdoor Merger Agreement will, at the time each such document is filed with the SEC or any other Governmental Authority, at any time it is amended or supplemented or at the date of mailing and at the date of the Vista Outdoor Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference in the Vista Outdoor Proxy Statement based on information supplied by or on behalf of Vista Outdoor or its Subsidiaries (including Company and its Subsidiaries) for inclusion or incorporation by reference therein.
Section 3.06    No Ownership of Company Capital Stock. Neither Parent, Merger Sub, any Guarantor, any Equity Financing Source nor any “affiliate” or “associate” thereof (as defined in Section 203 of the DGCL) is or has been during the past three years an “interested stockholder” of Company or Vista Outdoor as defined in Section 203 of the DGCL. Neither Parent, Merger Sub, any Guarantor, any Equity Financing Source nor any “affiliate” or “associate” thereof (as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement and the other Transaction Documents), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or Vista Outdoor Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock or Vista Outdoor Common Stock.
Section 3.07    Certain Arrangements. Other than this Agreement and the Confidentiality Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between (a) Parent, Merger Sub, any Guarantor, any Equity Financing Source or any of their Affiliates, on the one hand, and any member of management or the Board of Directors of Company or Vista Outdoor or any beneficial owner of shares of Company Common Stock or Vista Outdoor Common Stock, on the other hand, that relate in any way to Company, Vista Outdoor or any of their respective businesses or Subsidiaries, the Transactions or the CSG-Vista Outdoor Transactions or (b) Parent, Merger Sub, any Guarantor, any Equity Financing Source or any of their Affiliates, on the one hand, and any stockholder of Company or Vista Outdoor, on the other hand, pursuant to which such stockholder would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or the CSG-Vista Outdoor Merger Consideration or pursuant to which such stockholder agrees to vote to approve the Merger or the CSG-Vista Outdoor Merger or agrees to vote against or otherwise oppose any Company Superior Proposal (as defined in the CSG-Vista Outdoor Merger Agreement).
Section 3.08    Financing. Parent has delivered to Company a true and complete copy of the fully executed equity commitment letter, dated as of the date of this Agreement (the “Equity Financing Commitment”), from the Persons identified therein (together with any Persons that become a party thereto after the date of this Agreement in accordance with the terms and conditions thereof, each, an “Equity Financing Source”), reflecting such Person’s commitment to provide to Parent at the Closing the cash amount set forth therein, subject to the terms and conditions thereof (the “Equity Financing”). As of the date hereof, the Equity Financing Commitment, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against each such party in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). As of the date hereof, the Equity Financing Commitment has not been amended, supplemented or otherwise modified in any respect, and, to the Knowledge of Parent, no amendment or modification to, or withdrawal, termination or rescission of, the Equity Financing Commitment is currently contemplated (except to the extent amended, supplemented, modified or replaced in a manner not prohibited by the terms of this Agreement), and the commitments contained in the Equity Financing Commitment have not, to the Knowledge of Parent, been withdrawn, reduced or rescinded in any respect. Assuming the satisfaction of the closing conditions set forth in Article VII of this Agreement, no event has occurred that, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a material default or breach on the part of Parent or any of its Affiliates or, to the Knowledge of Parent, any other parties thereto, under any term or condition of the Equity Financing Commitment, and, to the Knowledge of Parent, no reasonable basis exists to believe that any term or condition precedent to the funding of any of the Equity Financing set forth in the Equity Financing Commitment will not be satisfied on a timely basis, or that any portion of the Equity Financing to be made thereunder will otherwise not be available to Parent on a timely basis to consummate the Merger at the time required pursuant to this Agreement. Parent or its applicable Affiliate has fully paid or caused to be paid any and all commitment fees or other fees required by the Equity Financing Commitment to be paid thereunder on or prior to the date of this Agreement. Assuming the satisfaction of the conditions set forth in the Equity Financing Commitment and the satisfaction of the closing conditions set forth in Article VIII of this Agreement, the aggregate proceeds contemplated by the Equity Financing Commitment, when funded in accordance with the Equity Financing Commitment, together with all Other Sources, will provide Parent with funds sufficient to pay the amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions. The obligations to make the Equity Financing available to Parent or its applicable Affiliate pursuant to the terms of the Equity Financing Commitment are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Financing Commitment. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) to which Parent, Merger Sub, the Guarantors, any Equity Financing Source or any of their respective Affiliates is a party related to the Equity Financing, other than as expressly contained in the Equity Financing Commitments and delivered to Company on or prior to the date of this Agreement.
Section 3.09    Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to Company a true and complete copy of the executed Limited Guarantee, pursuant to which each Guarantor has, severally (and not jointly or jointly and severally), guaranteed its respective portion of the full amount of the Parent Termination Fee, all the fees and expenses payable by Parent or Merger Sub pursuant to this Agreement and all liabilities and damages payable by Parent or Merger Sub pursuant to Section 8.03(a) or Section 8.03(c). The Limited Guarantee is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of each Guarantor party thereto in favor of Company, enforceable by Company in accordance with its terms. None of the Guarantors are in default or breach under the terms and conditions of the Limited Guarantee, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Limited Guarantee. Each Guarantor has access to sufficient capital to satisfy the amount of its guaranteed obligations under the Limited Guarantee in full.
Section 3.10    Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 3.11    Solvency. Neither Parent nor Merger Sub is entering into this Agreement (and the Guarantors are not entering into the Limited Guarantee) with the actual intent to hinder, delay or defraud either present or future creditors of Company or any of its Subsidiaries. Assuming satisfaction or waiver of the conditions to Parent and Merger Sub’s obligations to consummate the Merger, the accuracy of the representations and warranties of Company set forth in Article IV hereof and the accuracy of the representations and warranties of Vista Outdoor set forth in Article X hereof, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement, payment of all amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Equity Awards under this Agreement), and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the applicable Transactions. For the purposes of this Agreement, the term “Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 3.12    Foreign Persons. Neither Parent nor Merger Sub is, or is acting on behalf of, a “foreign person”, as such term is defined in Section 721 of the Defense Production Act of 1950 (the “DPA”). Neither Parent nor Merger Sub is an entity over which “control” is exercised or exercisable by a “foreign person”, as such terms are defined in the DPA. Neither Parent nor Merger Sub is permitting any “foreign person” (as such term is defined in the DPA) affiliated with Parent or Merger Sub to obtain through either of them any of the following with respect to the Company or any of its Subsidiaries: (a) access to any “material nonpublic technical information” (as such term is defined in the DPA) in the possession of the Company or any of its Subsidiaries; (b) membership or observer rights on, or the right to nominate an individual to a position on, the board of directors or equivalent governing body of the Company or any of its Subsidiaries; (c) any involvement, other than through voting of shares, in substantive decision-making of the Company or any of its Subsidiaries regarding (i) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as such term is defined in the DPA) of U.S. citizens maintained or collected by the Company or any of its Subsidiaries, (ii) the use, development, acquisition or release of any “critical technology” (as such term is defined in the DPA) or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as such term is defined in the DPA); or (d) “control” (as such term is defined in the DPA) of the Company or any of its Subsidiaries.
Section 3.13    Interest in Competitors. To the Knowledge of Parent, neither Parent nor any of its “associates” or “affiliates” (each as defined in 16 CFR 801.1(d)) hold five percent (5%) or more of the voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 CFR 801) of any entity that directly competes to a material extent with the Company Business to the extent that any such holdings would reasonably be expected to prevent or materially delay the expiration or termination of the waiting period under the HSR Act or any other Review Law or the receipt of Governmental Approval under any Review Law in connection with the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY
Company represents and warrants to Parent and Merger Sub that, except as disclosed (i) in the manner contemplated in Section 9.06, in the letter, dated as of the date of this Agreement, from Company to Parent (the “Company Disclosure Letter”) or (ii) in Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, Vista Outdoor’s Annual Report on Form 10-K for the fiscal year ended April 1, 2021, or in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Company or Vista Outdoor and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) filed subsequent to such Form 10-K but prior to the date of this Agreement (collectively, the “Filed SEC Documents”), other than in any disclosures in any such Filed SEC Document contained in the “Risk Factors”, “Statement Regarding Forward-Looking Information” and “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or under similarly titled captions or sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact; provided that nothing in the Filed SEC Documents shall be deemed to be disclosures against Section 4.01, Section 4.02 or Section 4.03:
Section 4.01    Organization, Standing and Power.
(a)    Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Company has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of Company as amended through, and in full force and effect as of, the date of this Agreement, and Company is not in violation of any provision of its certificate of incorporation or bylaws, other than such violations that, individually or in the aggregate, (i) have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, or (ii) would not prevent or materially impair or delay Company’s ability to consummate the Transactions, including the Merger.
(b)    Each Company Subsidiary is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Company has made available to Parent true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each Company Subsidiary, in each case, as amended through, and in full force and effect as of, the date of this Agreement, and no Company Subsidiary is in violation of any provision of its certificate or articles of incorporation, bylaws or comparable organizational documents, other than such violations that, individually or in the aggregate, (A) have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, or (B) would not prevent or materially impair or delay Company’s ability to consummate the transactions contemplated hereby, including the Merger.
(c)    Each of Company and each of its Subsidiaries is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.02    Company Subsidiaries; Equity Interests.
(a)    Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary and its jurisdiction of organization and each other jurisdiction where such Company Subsidiary is qualified to conduct business (or the equivalent thereof), and the record owners of capital stock (or other equity) of each such Company Subsidiary. All of the outstanding shares of capital stock of, or other equity or equity based or voting rights or interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable, and not subject to or issued in violation of any purchase option, put option, call option, right of first refusal, preemptive right, subscription right, warrant or any similar right under any provision of the Laws of the jurisdiction in which it is organized, its certificate of incorporation or bylaws or comparable organizational documents or any Company Material Contract, and are owned by Vista Outdoor or one of its Subsidiaries and, after giving effect to the Reorganization, will be owned by the Company or one of its Subsidiaries, free and clear of all Liens.
(b)    Except for its interests in the other members of the Company Group set forth on Section 4.02(b) of the Company Disclosure Letter, as of the date of this Agreement, Company does not own, directly or indirectly, any capital stock of, or other equity based or voting rights or interest in, any Person.
Section 4.03    Capital Structure of Company.
(a)    As of the date hereof, the authorized capital stock or other equity interests and the number of issued and outstanding shares or other equity interests of the Company are set forth in Section 4.03(a) of the Company Disclosure Letter. All of the outstanding shares or other equity interests of each member of the Company Group (the “Company Equity Interests”) have been duly authorized and validly issued, are fully paid and non-assessable (if applicable) and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal or subscription rights. The Company Equity Interests represent all of the issued and outstanding equity interests of the Company Group. Vista Outdoor is, as of the date of this

Agreement, and will be, immediately prior to the consummation of the CSG-Vista Outdoor Merger, the sole beneficial owner of record of all of the equity interests of Company, and the equity interests of each other member of the Company Group are solely and beneficially owned (as record owner), as of the date of this Agreement, by the Person identified on Section 4.03(a) of the Company Disclosure Letter.
(b)    There are no options, warrants or rights of conversion or exchange or other similar rights, agreements, arrangements or commitments obligating any member of the Company Group to issue or sell any shares of its capital stock, other equity interests or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement, Article VI of the Employee Matters Agreement, the CSG-Vista Outdoor Merger Agreement and the Separation Agreement. There are no repurchase rights or other similar rights, agreements, arrangements or commitments obligating any member of the Company Group to purchase any shares of its capital stock or other equity interests or securities convertible into or exchangeable for its shares or other equity interests. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Equity Interests, other than as provided for in this Agreement, the CSG-Vista Outdoor Merger Agreement and the Separation Agreement and other than as provided in the certificate or articles of incorporation, bylaws or comparable organizational documents of each member of the Company Group. The Company Group does not have any declared and unpaid dividends or other distributions.
Section 4.04    Authority; Execution and Delivery; Enforceability.
(a)    Company has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by Company of each Transaction Document to which it is or is contemplated to be a party and the consummation by Company of the Transactions has been duly authorized by the Board of Directors of Company and, except for the Company Stockholder Approval, no other corporate proceedings on the part of Company are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions. Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Upon the execution and delivery by Company of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

(b)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Company has (i) determined that this Agreement is advisable, fair to and in the best interests of Company and the sole stockholder of Company, and declared it advisable that Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement, each other Transaction Document to which Company is or is contemplated to be a party, and the consummation of Transactions to which it is a party, (iii) adopted resolutions recommending that the sole stockholder of Company give the Company Stockholder Approval and (iv) directed that this Agreement be submitted to the sole stockholder of Company for adoption, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(c)    The only vote or Consent of holders of any class or series of capital stock of Company necessary to approve the Transactions is the Company Stockholder Approval.
Section 4.05    No Conflicts; Governmental Approvals.
(a)    The execution and delivery by Company of each Transaction Document to which it is a party does not, the execution and delivery by Company of each Transaction Document to which it is contemplated to be a party will not, and the consummation by Company of the Transactions and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Company under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any Company Subsidiary, (ii) any Contract to which Company or any Company Subsidiary is a party, or by which any of their respective properties or assets is bound, relating to the Company Business (including with respect to any Shared Contract (as defined in the Separation Agreement)) or (iii) subject to the filings, Consents and other matters referred to in Section 4.05(b), and assuming the accuracy of the representations and warranties set forth in Section 3.12, any Judgment or Law applicable to Company, any Company Subsidiary or any of their respective properties or assets or the Company Business, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, (1) has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole or (2) would not prevent or materially impair or delay Company’s ability to consummate the Transactions, including the Merger.
(b)    No Governmental Approval is required to be obtained or made by or with respect to Company in connection with the execution, delivery and performance by Company of any Transaction Document to which it is a party or the consummation by Company of the Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth on Section 4.05(b) of the Company Disclosure Letter, (ii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware, (iii) compliance by Company with the rules and regulations of NYSE, (iv) compliance with and filings and approvals under any applicable international, federal or state securities or “blue sky” Laws, (v) a notice to be delivered pursuant to Section 122.4(a) of the ITAR and (vi) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, (1) has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, or (2) would not prevent or materially impair or delay Company’s ability to consummate the Transactions, including the Merger.
Section 4.06    Financial Statements; Undisclosed Liabilities.
(a)    The audited condensed combined financial statements and unaudited condensed combined interim financial statements of Company included or incorporated by reference in the Filed SEC Documents filed by Company (the “Company Business Financial Information”) (i) were derived from the books of account and other financial records of Vista Outdoor and its Subsidiaries, (ii) present fairly in all material respects the financial position of the Company Business and the results of operations and changes in cash flows of the Company Business as of the dates thereof and for the periods covered thereby (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material), and (iii) were prepared in accordance with GAAP, applied in all material respects on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material).
(b)    Except as reflected or reserved against in the Company Business Financial Information, neither Company nor any of its consolidated Subsidiaries has any Liabilities of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP (whether accrued, absolute, contingent or otherwise), except for Liabilities (i) incurred after the Company Business Balance Sheet Date in the ordinary course of business (none of which are a Liability resulting from a breach of contract, infringement, misappropriation, tort, violation of Law or any Environmental Liability), (ii) as contemplated by this Agreement or the CSG-Vista Outdoor Merger Agreement or otherwise incurred in connection with the Transactions or the CSG-Vista Outdoor Transactions, or (iii) that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.
(c)    Neither Company nor any Company Subsidiary has applied for or obtained a loan or second draw pursuant to the PPP.
Section 4.07    Information Supplied. None of the information supplied or to be supplied by Vista Outdoor, Company or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 or any other filing contemplated by Section 6.01 of the CSG-Vista Outdoor Merger Agreement will, at the time each such document is filed with the SEC or any other Governmental Authority, at any time it is amended or supplemented or, in the case of the Form S-4, at the time it becomes effective under the Securities Act, or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company

Stockholders’ Meeting (as defined in the CSG-Vista Outdoor Merger Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act except that no representation or warranty is made by Company with respect to statements included or incorporated by reference therein based on information supplied in writing by or on behalf of Parent, Merger Sub, any Guarantor, any Equity Financing Source or any of their respective Affiliates specifically for inclusion or incorporation by reference therein.
Section 4.08    Absence of Certain Changes or Events. Since the Company Business Balance Sheet Date through the date of this Agreement, (a) there has not been a Company Material Adverse Effect or any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (b) except in connection with execution and performance of this Agreement, the other Transaction Documents or the Transactions or the CSG-Vista Outdoor Merger Agreement, the other CSG-Vista Outdoor Transaction Documents or the CSG-Vista Outdoor Transactions, and the discussions and negotiations related thereto, the Company Business has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice, (c) other than pursuant to this Agreement, none of Vista Outdoor, the Company nor any of their respective Subsidiaries have authorized, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective equity interests or securities or otherwise made any payments to equityholders in their capacity as such, and (d) none of Vista Outdoor, the Company nor any of their respective Subsidiaries have taken any action that, if such sections had been in effect from and after the Company Business Balance Sheet Date, would have constituted a breach of, or otherwise required the consent of Parent under, any of the covenants set forth in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (x), (xii), (xiii), (xiv), (xv), (xvi), (xvii) or (xviii) of Section 5.01(b) (or Section 5.01(b)(xxvi) with respect to any of the foregoing).
Section 4.09    Taxes.
(a)    All material Tax Returns of or relating to Company or any Company Subsidiary required to be filed have been timely filed and all such Tax Returns are true, correct and complete in all material respects.
(b)    Company and each Company Subsidiary have timely paid in full all material Taxes required to be paid by any of them (whether or not shown as due on any Tax Return).
(c)    No Liens for Taxes (other than Company Permitted Liens) exist with respect to Company or any Company Subsidiary or any of their respective assets, and no outstanding claims for material Taxes have been asserted in writing to Company with respect to Company or any Company Subsidiary.

(d)    The Company Business Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by Company and each Company Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).
(e)    No audit or other Action with respect to material Taxes or Tax Returns of Company or any Company Subsidiary is currently in progress or has been threatened in writing. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against Company or any Company Subsidiary that has not been settled, paid or withdrawn.
(f)    None of Company or any Company Subsidiary (A) in a period for which the statute of limitations for assessment of Tax (taking into account any waivers or extensions) has not expired, has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (or similar state, local or foreign Tax Return) other than such a group the common parent of which was Company or one of the Company Subsidiaries or Vista Outdoor or one of its Subsidiaries, or (B) has any material Liability for the Taxes of any Person other than Company or any of the Company Subsidiaries or Vista Outdoor or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by assumption, by operation of Law or otherwise.
(g)    None of Company or any Company Subsidiary is a party to or bound by any agreement or arrangement the primary purpose of which relates to Taxes (other than such an agreement or arrangement exclusively between or among Company and the Company Subsidiaries or Vista Outdoor and its Subsidiaries).
(h)    Within the past two (2) years, none of Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify in whole or in part for tax-free treatment under Code Section 355 or so much of Code Section 356 as relates to Code Section 355 (or any similar provisions of state, local or foreign Law).
(i)    None of Company or any Company Subsidiary has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(j)    None of Company or any Company Subsidiary has waived or extended any statute of limitations relating to any material Tax or material Tax Return, which waiver or extension is currently in effect, and no extension of time within which to file any material Tax Return of Company or any Company Subsidiary is currently in effect (other than any extension of the time to file a Tax Return obtained in the ordinary course).
(k)    None of Company or any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the applicable Transactions from qualifying for the Intended Tax Treatment.

(l)    No claim has been made in writing to Company by a Governmental Authority in a jurisdiction where Company or any Company Subsidiary does not file Tax Returns that Company or such Company Subsidiary is or may be subject to taxation by or required to file a Tax Return in that jurisdiction.
(m)    None of Company or any Company Subsidiary is subject to taxation in any country, other than the country in which it was organized, by virtue of having a permanent establishment (within the meaning of an applicable income Tax treaty) or other fixed place of business in such other country.
(n)    Company and each Company Subsidiary have withheld and timely paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, client, creditor, customer or other Person, and have complied in all material respects with all related reporting requirements in respect of the matters described in the foregoing clause.
(o)    None of Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting, or use of an improper method of accounting, with respect to a Tax period (or portion thereof) ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign Law) executed prior to the Closing, (C) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar transaction or account under state, local or foreign Law) entered into or created prior to the Closing or recapture under Treasury Regulations Section 1.1503(d)-6 of dual consolidated losses that arose in a Tax period (or portion thereof) ending on or prior to the Closing Date, (D) installment sale or open transaction disposition made prior to the Closing, (E) prepaid amount received or deferred revenue accrued prior to the Closing, (F) election under Section 965(h) of the Code, (G) “global intangible low-taxed income” within the meaning of Section 951A of the Code attributable to a Tax period (or portion thereof) ending on or prior to the Closing Date, or (H) “subpart F income” within the meaning of Section 952 of the Code accruing on or prior to the Closing Date.
(p)    A “domestic use election” has been made by Vista Outdoor (pursuant to Treasury Regulations Section 1.1503(d)-6) with respect to any dual consolidated loss of Company or any Company Subsidiary in any Tax period (or portion thereof) ending on or before the date on which the closing of the CSG-Vista Outdoor Merger occurs.
(q)    No private letter rulings, technical advice memoranda or similar rulings by, or agreements with, a Governmental Authority have been requested, entered into or issued with respect to Company or any Company Subsidiary.
(r)    Company (assuming for this purpose that the Separation has been completed as of the date hereof in accordance with the Separation Agreement) is not and will not have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.
(s)    Each of Company and the Company Subsidiaries has complied in all material respects with all escheat and unclaimed property Laws.
Section 4.10    Employee Benefit Matters.
(a)    Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, Company has made available to Parent true and complete copies of (i) such Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such Company Benefit Plan (and all schedules and attachments thereto, if any such report was required), (iii) the most recent summary plan description for each such Company Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report, if any, for each such Company Benefit Plan, (v) the most recent determination or advisory or opinion letter received from the IRS for each such Company Benefit Plan (if applicable), and (vi) all material correspondence with a Governmental Authority relating to such Company Benefit Plan since April 1, 2019.
(b)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) the Company Benefit Plans are and have been established, maintained, funded, operated and administered in all respects in compliance with their terms and applicable Law, (ii) all contributions, reimbursements, distributions and premium payments with respect to each Company Benefit Plan that are required to be made have been timely made or paid in accordance with the Company Benefit Plan’s terms and in compliance with applicable Laws, or have been properly accrued on Company’s audited financial statements, and (iii) there are no pending or, to the Knowledge of Company, threatened Actions or claims on behalf of or relating to a Company Benefit Plan (other than routine claims for benefits thereunder).
(c)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan that is an “employee welfare benefit plan”, as described in Section 3(1) of ERISA (each, a “Company Welfare Benefit Plan”), is funded or insured through a “welfare benefits fund”, as such term is defined in Code Section 419(e), (ii) each Company Welfare Benefit Plan that is a “group health plan”, as such term is defined in Code Section 5000(b)(1), complies with the applicable requirements of Code Section 4980B(f), (iii) each Company Welfare Benefit Plan (in each case, including any such plan covering retirees or other former employees) may be amended or terminated without Liability to any member of the Company Group, other than for claims incurred prior to the date of such termination, on or at any time after the Effective Time, and (iv) no Company Benefit Plan provides health or life insurance benefits after termination of employment, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I

of ERISA and where the premium cost of coverage thereof is borne entirely by the former employee (or his or her eligible dependents).
(d)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, no Controlled Group Liability has been incurred by Company or any Company Subsidiary nor do any circumstances exist that would reasonably be expected to result in Controlled Group Liability for any of Company or any Company Subsidiary following the Closing.
(e)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) neither Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA, and (ii) no Company Benefit Plan is, and no member of the Company Group has any Liability with respect to, a (1) Multiemployer Plan, or (2) plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
(f)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is an “employee pension benefit plan”, as defined in Section 3(2) of ERISA (each, a “Company Pension Benefit Plan”), and that is intended to be tax qualified has been the subject of favorable determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current favorable determination letter to the effect that such Company Pension Benefit Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and no such determination letter has been revoked nor, to the Knowledge of Company, has revocation been threatened, and no condition exists that would adversely affect or result in the revocation of any such determination or cause the imposition of any Liability, penalty or Tax under ERISA or the Code with respect to such determination.
(g)    No Company Pension Benefit Plan had, as of the respective last annual valuation date for such Company Pension Benefit Plan, an “unfunded benefit liability”, as such term is defined in Section 4001(a)(18) of ERISA, based on actuarial assumptions that have been made available to Parent, and, to the Knowledge of Company, there has been no material adverse change in the financial condition of any Company Pension Benefit Plan since its last such annual valuation date. No Company Pension Benefit Plan or any trust established thereunder has failed to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year of such Company Pension Benefit Plan, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(h)    None of Company or any Company Subsidiary or, to the Knowledge of Company, any Company Employee or any trustee, fiduciary or administrator of any Company Benefit Plan, or any related trust, has engaged in a “prohibited transaction”, as such term is defined in Section 406 of ERISA or Code Section 4975, or any other breach of fiduciary responsibility that would reasonably be expected to subject Company, any Company Subsidiary or any Company Employee to the Tax or penalty on prohibited transactions imposed by such Code Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event”, as such term is defined in Section 4043 of ERISA, with respect to any Company Benefit Plan during the last six (6) years.
(i)    The execution and delivery of each Transaction Document to which Company or any of its Subsidiaries is a party do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, either alone or in connection with any other event, directly or indirectly (A) entitle any current or former Company Employee to any bonus, equity or equity-based, non-qualified compensation, severance, termination, retention, transaction, change in control or similar pay or benefits, (B) accelerate the time of payment, funding or vesting or trigger any payment (whether in cash, property or the vesting of property) or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other obligation pursuant to, any Company Benefit Plan, (C) result in any breach or violation of, or a default under, any Company Benefit Plan, or (D) result in any payment that could be considered an “excess parachute payment” within the meaning of Section 280G of the Code. None of Company or any Company Subsidiary is a party to or has any obligation under any Company Benefit Plan to gross up or indemnify any person for excise Taxes payable pursuant to Section 409A or 4999 of the Code.
(j)    Each Company Benefit Plan that is subject to Section 409A or Section 457A of the Code has been administered in compliance with its terms and Section 409A or Section 457A of the Code, as applicable (including the operational and documentary requirements thereof), and all applicable regulatory guidance thereunder (including, notices, rulings and proposed and final regulations). No payment to be made under any Company Benefit Plan is, or, to the Knowledge of Company, will be, subject to additional Taxes under Section 409A(a)(1) or Section 457A(c) of the Code.
(k)    Section 4.10(k) of the Company Disclosure Letter sets forth, as of the date set forth therein, a complete and accurate list of each outstanding Vista Outdoor Equity Award specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares of Vista Outdoor Common Stock subject thereto (assuming achievement of any applicable performance criteria at the maximum level), (C) the grant date thereof, (D) the exercise price thereof, and (E) the expiration or vesting date thereof, in each case, to the extent applicable.
(l)    Neither Vista Outdoor nor Company has issued any stock option to a Company Employee that has an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. Each Vista Outdoor Equity Award is evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except that such outstanding award agreements may differ from such provided forms with respect to certain provisions thereof, but no such different provisions shall impose on Parent any continuing obligations after the Closing. Each Vista Outdoor Equity Award may, by its terms, be treated in accordance with the terms of Article VI of the Employee Matters Agreement, and each Company Equity Award may be treated in accordance with the terms of Section 2.04.
Section 4.11    Labor Matters.
(a)    Neither Company nor any Company Subsidiary is party to or bound by any collective bargaining agreement or any other Contract with any labor union or other labor organization or employee representative body, in each case, with respect to any Company Employee (each, a “Labor Agreement”), and no Company Employees are represented by any labor union or other labor organization or employee representative body with respect to their employment with Company or any Company Subsidiary.
(b)    (A) Since April 1, 2020 through the date of this Agreement, (1) there have been no labor unions or works councils purporting to represent any Company Employees, nor, to the Knowledge of Company, is there any pending or threatened application for certification of a collective bargaining agent seeking to represent any employees of Company or any Company Subsidiary or any pending union or works council representation election, and (2) there has not been nor is there threatened in writing or, to the Knowledge of Company, orally threatened, any labor strike, work stoppage, organized slowdown, picketing or concerted refusal to work overtime by, or lockout of, any employees of Company or any Company Subsidiaries, or, with respect to the Company Business, and (B) since April 1, 2021, (1) Company has not received written notice or threat (or, to the Knowledge of Company, oral notice or threat) of, and there has not been any pending unfair labor practice charges against Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Authority, and (2) Company has not received written notice or threat (or, to the Knowledge of Company, oral notice or threat) of, and there has not been any pending Actions against Company or any Company Subsidiary or otherwise in connection with the Company Business alleging, violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee before the Equal Employment Opportunity Commission or any similar Governmental Authority responsible for the prevention of unlawful employment practices, or any Action alleging violation of applicable federal, state or local labor or employment Laws (including human rights Laws), except, in the case of each of clauses (A)(1), (A)(2), (B)(1) and (B)(2), for any such matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.
(c)    (A) Except for instances of non-compliance that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, Company and the Company Subsidiaries are and have been in compliance with all applicable Laws relating to labor, employment and employment practices, including all Laws respecting workers’ compensation, terms and conditions of employment, applicant and employee background checking, health and welfare, retirement or other savings or insurance contributions, plant closings and mass layoffs (including the WARN Act), worker classification (including the classification of exempt and non-exempt employees and of independent contractors), affirmative action, equal pay, worker safety, wages and hours, civil rights, equal employment opportunities, leaves of absence, disability rights or benefits, notice of termination, discrimination, retaliation, immigration (including Form I-9 requirements and any applicable mandatory E-Verify obligations), restrictive covenants, pay transparency, withholding of Taxes, collective bargaining and any other statutory or other obligations owed to employees under applicable Law, and (B) neither Company nor any of the Company Subsidiaries has any Liability, including under or on account of a Company Benefit Plan, arising out of the hiring of Persons to provide services to Company or any Company Subsidiary and treating such Persons as consultants or independent contractors and not as employees of Company or any Company Subsidiary.
(d)    Since April 1, 2019, neither Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act, and no such action with respect to any Company Employees has been planned or announced. Neither Company nor any Company Subsidiary has incurred any Liability under the WARN Act that remains unsatisfied.
(e)    To the Knowledge of Company, Company and the Company Subsidiaries have reasonably investigated all sexual harassment, discrimination and retaliation claims or other similar material allegations since April 1, 2019 against any current or former Company Employee within the management level of “Executive” (consistent with the titles of employees set forth on the employee census referenced in Section 4.11(e) of the Company Disclosure Letter (each, a “Key Employee”)), which investigations have all been closed without material Liability. Neither Company nor any Company Subsidiary has, since April 1, 2019, entered into any settlement agreement with any current or former Key Employee related to allegations of sexual harassment, sexual misconduct or employment discrimination. Neither Company nor any Company Subsidiary has any Liability (accrued, contingent or otherwise) with respect to any current or former Key Employee relating to acts of sexual harassment, sexual misconduct or employment discrimination.
(f)    Section 4.11(f) of the Company Disclosure Letter sets forth, as of the date specified therein, each Company Employee. To the Knowledge of Company, no Key Employee has any plans to terminate his or her employment or relationship with Vista Outdoor, Company or any of their respective Subsidiaries. To the Knowledge of Company, there are no agreements between any Company Employee at the level of vice president and above and any other Person which would restrict, in any manner, such Company Employee’s ability to perform services for the Company Group following the Closing.
Section 4.12    Litigation.
(a)    There is no Action pending or, to the Knowledge of Company, threatened, in each case, by or against (i) Vista Outdoor or any of its Subsidiaries relating to the Company Business or (ii) Company or any Company Subsidiary that, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company Business, taken as a whole. There is no Judgment outstanding against (x) Vista Outdoor or any of its Subsidiaries relating to the Company Business or (y) Company or any Company Subsidiary or to which any of their respective properties or assets is subject that, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company Business, taken as a whole.
(b)    As of the date of this Agreement (i) there is no material Action pending or, to the Knowledge of Company, threatened against Vista Outdoor, Company or any of their Subsidiaries and (ii) neither Vista Outdoor, Company nor any of their Subsidiaries is subject to any outstanding Judgment relating to the Company Business, except, in the case of each of clauses (i) and (ii), as would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay Vista Outdoor’s or Company’s ability to consummate the Transactions, including the Merger.
Section 4.13    Compliance with Applicable Laws; Permits.
(a)    With respect to the Company Business and all Company Owned Real Property, Company and the Company Subsidiaries are, and since April 1, 2021 have at all times been, in compliance with all applicable Laws, except for instances of non-compliance that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole. With respect to the Company Business and all Company Owned Real Property, neither Company nor any Company Subsidiary has received any written communication since April 1, 2021 from a Governmental Authority that alleges that Company or any Company Subsidiaries is not in compliance with any applicable Law, other than any alleged non-compliance that, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole. With respect to the Company Business and all Company Owned Real Property, Company and the Company Subsidiaries possess all Governmental Approvals necessary for their lawful conduct and use as currently conducted and used, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company Business, taken as a whole.
(b)    Company and each Company Subsidiary has, or after giving effect to the Separation will have, all Permits required to own, lease or operate their respective properties and assets and to conduct the Company Business as currently conducted and currently contemplated to be conducted, other than any Permits the absence of which, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company Business, taken as a whole (collectively, “Company Group Permits”), which Company Group Permits are set forth on Section 4.13(b) of the Company Disclosure Letter. Except as is not and would not reasonably be expected to be material to the Company Business, (i) each Company Group Permit is in full force and effect in accordance with its terms, and (ii) no written notice of revocation, cancellation or termination of any Company Group Permit has been received by Company or a Company Subsidiary. Company and each Company Subsidiary is, and since April 1, 2021, has been, in compliance in all material respects with the terms of each Company Group Permit. To the Knowledge of Company, no event or circumstance has occurred which would reasonably be expected to result in (x) the failure of Company or any Company Subsidiary to be in compliance with the terms of any Company Group Permit, or (y) the revocation, suspension or non-renewal of any Company Group Permit.
(c)    (i) Company and its principals, as defined by FAR 52.209-5 or other applicable agency regulations, have not been debarred or suspended or, to the Knowledge of Company, proposed for debarment from participating in Government Contracts or Government Bids and (ii) to the Knowledge of Company, no circumstances exist that would warrant the institution of any such debarment or suspension proceedings.
(d)    Neither Company, any of the Company Subsidiaries, nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2018, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business: (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made, offered, promised or authorized any payment or gift of money or anything of value to or for the benefit of any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any official or employee of any government-owned or government-controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization) or anyone else, in each case, for the purpose of securing any improper advantage or action to assist Company or any of the Company Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or (iii) otherwise violated any applicable Anti-Corruption Laws. Company and the Company Subsidiaries have established and continue to maintain internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws. To the Knowledge of Company, neither Company nor any of the Company Subsidiaries (nor any of their respective directors, officers, representatives, agents or employees) is or has been the subject of any enforcement actions, investigations, reviews, audits, notices or inquiries by or disclosures to any Governmental Authority related to Anti-Corruption Laws, and no investigation, review, audit, notice or inquiry by or disclosure to any Governmental Authority related to Anti-Corruption Laws is pending or, to the Knowledge of Company, threatened.
(e)    Neither Company, any of the Company Subsidiaries nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2018, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business, violated any applicable Global Trade Laws. Neither Company, any Company Subsidiary nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives or agents (i) is a Sanctioned Person, (ii) is or has been, or is or has engaged in any business or dealings, directly or indirectly, with or for the benefit of, a Sanctioned Person or in a Sanctioned Country in violation of Global Trade Laws, (iii) is or has been engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Global Trade Laws, or (iv) is otherwise in violation of applicable Global Trade Laws, including valuation, classification or duty treatment requirements of imported or exported merchandise, the eligibility requirements of imported or exported merchandise for favorable duty rates or other special treatment for sourcing requirements. Neither Company, the Company Subsidiaries nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, is or has been the subject of any investigations, notices, reviews, audits or inquiries by or disclosures to any Governmental Authority related to Global Trade Laws, and no investigation, review, audit, notice or inquiry by or disclosure to any Governmental Authority related to Global Trade Laws is pending or, to the Knowledge of Company, threatened. Company and the Company Subsidiaries have established and continue to maintain compliance policies, procedures and practices reasonably designed to ensure compliance with Global Trade Laws.
(f)    Neither Company, the Company Subsidiaries nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2021, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business, violated any applicable federal, state and local laws governing or otherwise regulating the manufacture, marketing, distribution, registration, use, importation, transportation, purchase or other acquisition, possession or sale or other transfer of firearms, ammunition or explosives, including the Gun Control Act of 1968 (Chapter 44 of Title 18, United States Code), the National Firearms Act of 1934, (Chapter 53 of Title 26, United States Code), the Arms Export Control Act (22 U.S.C. § 2778) and the ITAR and other Laws (including public nuisance or similar Laws) relating to firearms, ammunition and explosives.
Section 4.14    Environmental Matters. Except for matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole:
(a)    with respect to the Company Business, Company and the Company Subsidiaries are and, since April 1, 2021 (except for matters that have been fully and finally resolved) have been, in compliance with all Environmental Laws;
(b)    since April 1, 2021, except for matters that have been fully and finally resolved, neither Company nor the Company Subsidiaries has received any written notice that alleges that, with respect to the Company Business, the Company Owned Real Property or the Company Leased Real Property, Company or any Company Subsidiary is in violation of, or has any liability under, or is required to take or omit to take any action under, any Environmental Law;
(c)    Company and the Company Subsidiaries have obtained (or, in the case of a pending modification or expansion, have applied or plan to apply in a timely fashion for) and, since April 1, 2021, have been in compliance with, all Environmental Permits necessary for the ownership, use and operation of the Company Business as currently conducted or as currently under modification or expansion in any material respect, and all such Environmental Permits are valid and in full force and effect;
(d)    since April 1, 2021, Company and the Company Subsidiaries have not received any written notification from any Governmental Authority that any Environmental Permit that Company and the Company Subsidiaries are required to hold under Environmental Laws in connection with the operation of the Company Business is, or is reasonably expected to be, revoked, suspended or not renewed;
(e)    other than as described in or accounted for in the Company Business Financial Information, no material capital expenditures for facility works or upgrading are, to the Knowledge of Company, necessary for Company and the Company Subsidiaries to secure compliance with Environmental Laws or to maintain or obtain any Environmental Permits for the operation of the Company Business;
(f)    there are no Actions pursuant to Environmental Law pending or, to the Knowledge of Company, threatened, in each case, against Company or any of the Company Subsidiaries relating to the Company Business, the Company Owned Real Property or the Company Leased Real Property or otherwise, and, to the Knowledge of Company, no environmental incident or violation has occurred which would reasonably be expected to give rise to such Actions;
(g)    with respect to the Company Business, none of Company or the Company Subsidiaries (i) are subject to any Judgment pursuant to Environmental Law, or (ii) have been subject to any Judgment pursuant to Environmental Law since April 1, 2021, as to which Company or the Company Subsidiaries have any outstanding obligations;
(h)    none of Company or the Company Subsidiaries are conducting, funding or liable for any cleanup or other remedial action in connection with any Release of Hazardous Materials (a “Remedial Action”) at, on, under or from the Company Owned Real Property or the Company Leased Real Property, or any real property formerly owned, operated or leased by Company or the Company Subsidiaries in connection with the Company Business or any third-party site at which Company or the Company Subsidiaries has, in connection with the Company Business, disposed or arranged for the disposal of Hazardous Materials;
(i)    neither Company nor the Company Subsidiaries has (i) stored, treated, handled or processed any Hazardous Materials at any Company Owned Real Property or Company Leased Real Property, or (ii) with respect to the Company Business (as currently, or at any prior time, conducted), disposed of, arranged for the disposal of, Released or exposed any Person to any Hazardous Materials in the Environment, in the case of each of clauses (i) and (ii), that has resulted or would reasonably be expected to result in any obligation to conduct or fund any Remedial Action on the part of, or Action against, Company or any of the Company Subsidiaries under any Environmental Laws; and

(j)    with respect to the Company Business, the Company Owned Real Property or the Company Leased Real Property, neither Company nor any of the Company Subsidiaries has contractually assumed or provided a specific indemnity with respect to any Liabilities of any other Person, in each case, that would reasonably be expected to result in any obligation to conduct any Remedial Action on the part of, or Action against, Company or any of the Company Subsidiaries under Environmental Laws or relating to Hazardous Materials.
Section 4.15    Real Property.
(a)    Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property owned in fee simple by Vista Outdoor or one of its Subsidiaries and, after giving effect to the Separation, by the Company or any Company Subsidiary, or any right or option to acquire the same, in each case in connection with, or for the operation of, the Company Business (collectively, in each case, together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the “Company Owned Real Property”). (i) As of the date of this Agreement Vista Outdoor or one of its Subsidiaries has, and after giving effect to the Separation Company or a Company Subsidiary will have, good and insurable fee simple title to all Company Owned Real Property, in each case, free and clear of all Liens other than Company Permitted Liens, and (ii) there are no reversion rights, outstanding options or rights of first refusal or other preemptive rights in favor of any other Person to purchase, lease, occupy or otherwise utilize the Company Owned Real Property or any portion thereof or interest therein, in the case of each of clauses (i) and (ii), that would reasonably be expected to materially and adversely affect such Company Owned Real Property, and no Person is occupying any Company Owned Real Property other than Company and the Company Subsidiaries or, prior to the Separation, Vista Outdoor and its Subsidiaries. There is no pending or, to the Knowledge of Company, threatened condemnation or eminent domain proceeding or similar proceedings with respect to any Company Owned Real Property. To the Knowledge of Company, there is no uncured violation of any of the easements, covenants or restrictions affecting any Company Owned Real Property that would materially and adversely affect the use or the operation thereof as presently conducted.
(b)    Section 4.15(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property ground leased, leased, subleased, licensed or otherwise occupied by Vista Outdoor or one of its Subsidiaries and, after giving effect to the Separation, by the Company or any Company Subsidiary, in connection with, or for the operation of, the Company Business (collectively, in each case, together with all buildings, structures, improvements and fixtures thereon, the “Company Leased Real Property”). As of the date of this Agreement Vista Outdoor or one of its Subsidiaries has, and after giving effect to the Separation Company or a Company Subsidiary will have, good and valid title to the leasehold estates in all Company Leased Real Property, in each case, free and clear of all Liens other than Company Permitted Liens. Company has made available to Parent a true and complete copy of each Lease Agreement under which the Company Leased Real Property is held (including all amendments thereto). There is no default under any such Lease Agreement by the member of the Vista Outdoor Group or Company Group party thereto or, to the Knowledge of Company, by any other party thereto, in each case, that would reasonably be expected to materially and adversely affect the use of such Company Leased Real Property.
Section 4.16    Intellectual Property and Data Privacy.
(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property included in the Company Business Owned Intellectual Property (the “Company Business Registered Intellectual Property”). Company or a Company Subsidiary is, or after giving effect to the Separation will be, the sole and exclusive owner of all material Company Business Registered Intellectual Property, free and clear of all Liens other than Company Permitted Liens. Company or a Company Subsidiary owns (or after giving effect to the Separation will own) or has the valid right to use all Company Business Intellectual Property necessary to conduct the Company Business in all material respects in substantially the same manner as conducted by Company and the Company Subsidiaries on the date of this Agreement and as of immediately prior to Closing, free and clear of all Liens other than Company Permitted Liens. The Company Business Registered Intellectual Property is subsisting and, to the Knowledge of Company, valid and enforceable.
(b)    Following the consummation of the CSG-Vista Outdoor Merger, and except with respect to any services to be provided under the Transition Services Agreement or any Intellectual Property licensed under Sections 9.02 and 9.03 of the Separation Agreement, the Vista Outdoor Group will not own any Intellectual Property necessary for the conduct of the Company Business.
(c)    Except for those matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, (i) no Actions are pending or, since April 1, 2021, have been threatened in writing, or, to the Knowledge of Company, orally threatened, to Company or the Company Subsidiaries, in each case, against Company or any of the Company Subsidiaries by any Person relating to the Company Business (A) claiming that Company or any of the Company Subsidiaries is infringing, diluting, misappropriating or otherwise violating, or has infringed, diluted, misappropriated or otherwise violated, any third-party Intellectual Property, or (B) challenging the validity, ownership, patentability or enforceability of, or the ability by Company or any of the Company Subsidiaries to register or use, any Company Business Intellectual Property (including Actions before the United States Patent and Trademark Office or comparable foreign governmental authorities, but excluding office actions received during prosecution); (ii) to the Knowledge of Company, the conduct of the Company Business, including the provision of products and services, does not infringe, dilute, misappropriate or violate, and since April 1, 2021, has not infringed, diluted, misappropriated or otherwise violated, any Intellectual Property of another Person; (iii) since April 1, 2021, none of Company or any of the Company Subsidiaries has filed any Action or threatened in writing any claim against any third Person alleging that such Person infringes, dilutes, misappropriates or violates any Company Business Owned Intellectual Property; and (iv) to the Knowledge of Company, as of the date of this Agreement, no Person is infringing, diluting, misappropriating or violating any Company Business Owned Intellectual Property.
(d)    Except for those matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, all Persons, including past and present employees and contractors of Company and the Company Subsidiaries, who have contributed to or participated in the conception or development of any material Company Business Owned Intellectual Property have entered into valid and enforceable written proprietary rights agreements with Vista Outdoor, Company or a Company Subsidiary pursuant to which such Persons assign ownership of all of their rights in such Intellectual Property exclusively to Company or the applicable Company Subsidiary and agree to maintain the confidentiality of such Intellectual Property. To the Knowledge of Company, no such Person is in breach of such agreements.
(e)    Company and its Subsidiaries have taken commercially reasonable steps to preserve, protect and enforce all material Company Business Owned Intellectual Property, and to maintain the confidentiality of all material confidential Company Business Intellectual Property, including material confidential and proprietary Know-How included in the Company Business Intellectual Property, and to comply with all duties to protect confidential information provided to Company or a Company Subsidiary by another Person.
(f)    Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the IT Systems used by Company and each of the Company Subsidiaries operates and performs in all respects as required to permit Company and the Company Subsidiaries to conduct the Company Business as currently conducted, and Company and each of Company Subsidiaries owns or otherwise has the right to use all such IT Systems, (ii) Company and the Company Subsidiaries have taken reasonable actions necessary and in accordance with industry standards and legal requirements to protect the security and integrity of the IT Systems used by Company and each of the Company Subsidiaries and the data stored or contained therein or transmitted thereby, and, since April 1, 2021, there has not been any failure with respect to any of the IT Systems used by Company and each of the Company Subsidiaries that has not been remedied or replaced in all respects, (iii) Company and the Company Subsidiaries have implemented and maintained disaster recovery and business continuity measures and (iv) to the Knowledge of Company, the IT Systems used by Company and each Company Subsidiary are free from surreptitious computer code or instructions designed to disrupt, disable, harm or provide unauthorized access to such IT Systems.
(g)    Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company Business, taken as a whole, (i) Company and the Company Subsidiaries are in compliance with all Privacy and Data Security Requirements; (ii) to the Knowledge of Company, since April 1, 2021, there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to or unauthorized acquisition, modification, disclosure or corruption of any Personal Information in Company’s or any of the Company Subsidiaries’ possession; (iii) as of the date of this Agreement, neither Company nor any of the Company Subsidiaries has received any written notice of any claims, investigations (including investigations by any Governmental Authority) or alleged violations of any Data Privacy Law; and (iv) to the Knowledge of Company, no investigations by any Governmental Authority regarding the Processing of Personal Information by Company or any Company Subsidiary are pending. Company and the Company Subsidiaries do not engage in the sale, as such term defined by applicable Law, of Personal Information.
Section 4.17    Material Contracts; Intercompany Contracts.
(a)    Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means any of the following Contracts, but excluding any Benefit Plan and Labor Agreement, to which Company or any Company Subsidiary is a party or by which any of their respective properties or assets or the Company Business is otherwise bound:
(i)    any Contract that is or would be required to be filed as an exhibit to Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii)    any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement, and any Contract for or relating to any investment in any other Person (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise, but excluding extensions of trade credit in the ordinary course of business), in each case, that is material to the Company Business;
(iii)    any Contract that relates to the acquisition or disposition of any business by Company or any Company Subsidiary (whether by merger or the sale of stock, other equity interests, assets or otherwise) for aggregate consideration in excess of $5,000,000 (1) relating to the Company Business that was entered into after April 1, 2021, or (2) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to Company or any Company Subsidiary of more than $2,500,000 in the aggregate after the date hereof, other than with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability, and, in each case under clauses (1) and (2), excluding (x) acquisitions or dispositions of Inventory, supplies, materials or products in the ordinary course of business, and (y) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Company Business;
(iv)    any Contract with respect to Indebtedness or guarantees of any such Indebtedness with a principal amount or aggregate revolving commitment in excess of $10,000,000 or that is secured by a mortgage or deed of trust on any Company Owned Real

Property, other than any such Contract (1) solely between or among members of the Company Group, or (2) with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;
(v)    any Contract that obligates Company or any Company Subsidiary to make any capital expenditure in an amount in excess of $5,000,000 in any calendar year;
(vi)    any Contract with a remaining term of two (2) or more years from the date of this Agreement that requires annual payments in excess of $10,000,000 by the Company Business and that is not terminable at the option of Company or a Company Subsidiary by notice of ninety (90) days or less at no cost to Company or any Company Subsidiary, other than Contracts relating to the acquisition or disposition of other businesses or Indebtedness, which are the subject of clauses (iii) and (iv) above, respectively;
(vii)    any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which the Company Business may engage or the manner or geographic area in which the Company Business may be engaged or which contains any material exclusivity provisions relating to the Company Business (in each case, other than any Contract entered into in the ordinary course of business containing exclusive partnering arrangements with respect to one or more projects or bids);
(viii)    any settlement, conciliation or similar agreement (A) with any Governmental Authority, or (B) pursuant to which Company or any Company Subsidiary will have any material outstanding obligation after the date of this Agreement, and excluding, in each case under clause (A) or (B), any such agreements with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;
(ix)    any Contract under which Company or any Company Subsidiary grant “most-favored nation” rights to any third party, other than Contracts with such restrictions that are not material to the conduct of the Company Business taken as a whole;
(x)    any Contract that grants rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any Person with respect to the sale (whether by merger or otherwise) of Company Equity Interests or any material Company Assets;
(xi)    any Contract under which Company or any Company Subsidiary has permitted any material Company Asset to become subject to any Lien (other than a Company Permitted Lien);
(xii)    any Contract that constitutes an interest rate, currency or commodity derivative or other Contract relating to hedging, but excluding any such Contract with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;

(xiii)    any Contract (other than a purchase order) with (1) any of the top 10 largest customers of the Company Business, taken as a whole, based on the aggregate dollar value of sales made by the Company Business to such customer for the twelve (12)-month period ended June 30, 2024 (the “Top Customers”), or (2) any of the top 10 largest commercial vendors of the Company Business, taken as a whole, based on the aggregate dollar value of purchases made by the Company Business from such vendor for the twelve (12) months ended June 30, 2024 (the “Top Vendors”);
(xiv)    any Government Contract relating to the Company Business providing for annual payments in excess of $5,000,000;
(xv)    any Contract that provides for Company or any Company Subsidiary to make a payment upon a change of control of Company or any Company Subsidiary;
(xvi)    any Contract that is a lease under which Company or any Company Subsidiary is lessor of, or permits any third party to hold or operate any, material personal property owned or controlled by Company or any Company Subsidiary and related to the Company Business;
(xvii)    any Contract, except for the organizational documents of Company or any Company Subsidiaries, providing for indemnification of directors or officers of Company or any Company Subsidiary;
(xviii)    any Lease Agreement; and
(xix)    any license or other Contract (1) pursuant to which Company or one of its Subsidiaries is granted by a third-party Person a right to use any Intellectual Property that is material to the operation and conduct of the Company Business, (2) pursuant to which Company or one of its Subsidiaries grants to a third-party Person a right to use any material Company Business Intellectual Property, (3) relating to the ownership or development of material Company Business Intellectual Property, or (4) entered into in connection with the resolution of any claim or dispute related to Intellectual Property that is material to the operation and conduct of the Company Business, such as consent-to-use, covenant-not-to-sue, coexistence, concurrent use or settlement agreements, except, in each case, (i) standard off-the-shelf software license agreements entered into in the ordinary course of business; (ii) non-exclusive licenses granted in the ordinary course of business; (iii) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; (iv) confidentiality and non-disclosure agreements entered into in the ordinary course of business and on a standard form (or a substantially similar form) of Company or any of the Company Subsidiaries; and (v) proprietary rights agreements with employees or contractors on a standard form (or a substantially similar form) of Company or any of the Company Subsidiaries.
(b)    Each of the Company Material Contracts that are required to be listed in Section 4.17(a) of the Company Disclosure Letter is in full force and effect (except to the extent that any of them expires in accordance with its terms), and neither Company nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract other than such defaults that, individually or in the aggregate, are not, or would not reasonably be expected to be, material to the Company Business, taken as a whole. True and complete copies of each written Company Material Contract, and a summary of each oral Company Material Contract, listed in Section 4.17(a) of the Company Disclosure Letter (in each case, including all substantive written modifications and amendments thereto) have been made available to Parent.
(c)    Section 4.17(c) of the Company Disclosure Letter sets forth each material Contract between or among Company or any Company Subsidiary, on the one hand, and Vista Outdoor or any Vista Outdoor Subsidiary, on the other hand, in each case, that is in existence as of the date of this Agreement (collectively, the “Intercompany Contracts”).
(d)    Neither Company nor any Company Subsidiary is a party to any Contract relating to the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof) and none of Company or any Company Subsidiary controls or participates in the negotiation or performance of any Contract relating to the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof). Since January 1, 2015, other than any retailer, sales representative or distributor agreement pursuant to which a Company Subsidiary sold and distributed products of the Company Business and a Vista Outdoor Subsidiary sold and distributed products of the Vista Outdoor Business, (i) neither Company nor any Company Subsidiary has been a party to any Contract relating to the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof) and (ii) none of Company or any Company Subsidiary have controlled or participated in the negotiation or performance of any Contract relating to the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof).
Section 4.18    Government Contracts. Except for those matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
(i)    the representations, certifications and warranties made by Company or any Company Subsidiary to the applicable Governmental Authority with respect to any material Government Contract entered into on or after April 1, 2021 or that otherwise has unfulfilled obligations, or with respect to any material Government Bid pending as of, or made after, the date of this Agreement, were accurate in all material respects as of their effective date, and Company has complied in all material respects with all such certifications;
(ii)    since April 1, 2021, neither Company nor any Company Subsidiary has received written notice of any pending or, to the Knowledge of Company, threatened Action brought by a Governmental Authority against Company or any Company Subsidiary relating to any material Government Contract or material Government Bid;

(iii)    since April 1, 2021, neither Company nor any Company Subsidiary has made, nor, to the Knowledge of Company, is Company or any Company Subsidiary required to make, any disclosure to a Governmental Authority, in connection with any material Government Contract or material Government Bid, under FAR Subpart 3.1003 or FAR 52.203-13; and
(iv)    since April 1, 2021, neither Company nor any Company Subsidiary has (A) breached any Government Contract in any material respect, (B) been suspended or debarred from bidding on government contracts by a Governmental Authority, (C) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract, or (D) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform.
Section 4.19    Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC and Moelis & Company LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions (based upon arrangements made by or on behalf of Vista Outdoor or any of its Subsidiaries).
Section 4.20    Tangible Personal Property. Except as, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, Company and the Company Subsidiaries have, or after giving effect to the Separation will have, good and valid title to, or good and valid leasehold interests in, or other rights to use, all material tangible personal property that is used in the conduct of the Company Business, free and clear of all Liens other than Company Permitted Liens, and such material tangible personal property is in good working order, reasonable wear and tear excepted.
Section 4.21    Product and Service Warranty and Liability; Safety.
(a)    To the Knowledge of Company, since April 1, 2021, (i) there has been no pattern of defects in the design, construction, manufacture, packaging or labeling of any product distributed by Company or any Company Subsidiary with respect to the Company Business, and (ii) each product sold by Company or any Company Subsidiary with respect to the Company Business that is currently being used has been designed, constructed, manufactured, packaged, installed and labeled in compliance in all material respects with all applicable Laws, and neither Company nor any Company Subsidiary has received any written notice (or, to the Knowledge of Company, oral notice) of any alleged material non-compliance with any such applicable Law. To the Knowledge of Company, there is no reasonable basis for any present or future Action against Company or any Company Subsidiary giving rise to any Liability arising out of or relating to (A) any product or service distributed, provided or sold by Company or any Company Subsidiary with respect to the Company Business, (B) any material product liability or material warranty claims relating to the Company Business, or (C) any injury to individuals or property as a result of the ownership, possession or use of any of the products or services provided by the Company Business. Neither Company nor any Company Subsidiary has been required to file, and has not filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any of the products sold by or services provided by Company or any Company Subsidiary with respect to the Company Business.
(b)    Section 4.21(b) of the Company Disclosure Letter sets forth, since April 1, 2021, (i) an accurate description of any claim made or threatened in writing to Company or any Company Subsidiary and that remains unresolved alleging deficiencies in the quality of products or services provided by Company or any Company Subsidiary with respect to the Company Business, in respect of which an amount with respect to such claim, individually or in the aggregate, exceeds $1,000,000 and would reasonably be expected to be payable to any customer of the Company Business to resolve such claim, and (ii) an accurate list of any credits for alleged deficiencies in the quality of services provided by Company or any Company Subsidiary with respect to the Company Business, on an individual basis, issued by Company or any Company Subsidiary to any customer of the Company Business in the last three (3) years in excess of $1,000,000 (excluding any administrative or billing credits).
(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by Company or the Company Subsidiaries in the conduct of the Company Business.
Section 4.22    Insurance. Except as, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, (a) Company or the Company Subsidiaries own, hold or are otherwise covered by, or after giving effect to the Separation will own, hold or otherwise be covered by, policies of insurance, or are self-insured, in such amounts and against such risks customarily insured against by companies in similar lines of business as the Company Business, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) no written notice of cancellation or modification has been received other than in connection with ordinary renewals, (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under such insurance policies, and (e) all premiums due and payable thereon have been paid in full. Section 4.22 of the Company Disclosure Letter sets forth all policies of insurance applicable to the Company Business as of the date of this Agreement.
Section 4.23    Top Customers and Top Vendors.
(a)    Section 4.23(a) of the Company Disclosure Letter sets forth the names of the Top Customers. Since the Company Business Balance Sheet Date, no Top Customer has (i) ceased, or has given written, or, to the Knowledge of Company, oral notice to Company that it intends to cease, to acquire or to change in any material respect the terms or conditions under which it acquires, the services or products of the Company Business, or has substantially reduced or has given written or, to the Knowledge of Company, oral notice to Company that it intends to substantially reduce the frequency or volume of its acquisition of services and products of the Company Business, or (ii) given written or, to the Knowledge of Company, oral notice to

Company that it intends to (x) fail or refuse to renew any Company Material Contract to which it is a party, or (y) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions. Company and the Subsidiaries of Company are not, and since the Company Business Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Customer.
(b)    Section 4.23(b) of the Company Disclosure Letter sets forth the names of the Top Vendors. Since the Company Business Balance Sheet Date, no Top Vendor has (i) ceased, or has given written, or, to the Knowledge of Company, oral notice to Company that it intends to cease, to provide, or to change in any material respect the terms or conditions under which it provides, services or products to Company and its Subsidiaries, or has substantially reduced or has given written, or, to the Knowledge of Company, oral notice to Company that it intends to substantially reduce the frequency or volume of its provision of such services or products, or (ii) given written or, to the Knowledge of Company, oral notice to Company that it intends to (x) fail or refuse to renew any Company Material Contract to which it is a party, or (y) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions. Company and the Company Subsidiaries are not, and since the Company Business Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Vendor.
Section 4.24    Separation Agreement. Each of Vista Outdoor and Company have entered into the Separation Agreement and no amendment or modification of the Separation Agreement has been made as of the date hereof. Section 4.24 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete copy of the Separation Agreement.
Section 4.25    Sufficiency of Assets. The rights, properties and other assets of Company and the Company Subsidiaries (excluding Company Business Intellectual Property) immediately following the Closing (taking into account the Transactions), together with all other rights of Parent and any of its Affiliates (including Company and the Company Subsidiaries) pursuant to the Separation Agreement and Transition Services Agreement immediately following the Closing, will constitute all of the rights, properties and other assets necessary to conduct the Company Business in all material respects in substantially the same manner as conducted by Company and the Company Subsidiaries on the date of this Agreement and as of immediately prior to the Closing.
Section 4.26    Inventory. Except as reflected or reserved against on the Company Business Balance Sheet in accordance with GAAP or as would not be material to the Company Business, taken as a whole: (a) all inventories of Company or any Company Subsidiary with respect to the Company Business (the “Inventory”) consist of supplies, raw materials, work in progress and finished goods, all of which are merchantable and fit for the purpose for which they were procured or manufactured and conform in all material respects with all applicable specifications and warranties, (b) all of the Inventory is useable or saleable in the ordinary course of business, (c) none of the Inventory is slow-moving, obsolete, damaged or defective, (d) the quantities of each item of Inventory are not excessive, and (e) none of the Inventory is held on consignment, or otherwise, by third parties.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01    Conduct of Business by Company.
(a)    Except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly required, permitted or contemplated by this Agreement, any other Transaction Document, the Separation Agreement or the Employee Matters Agreement, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Vista Outdoor and Company shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to conduct the Company Business in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve the Company Business substantially intact, including using reasonable best efforts to maintain existing relationships with customers and suppliers.
(b)    In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly required, permitted or contemplated by this Agreement, any other Transaction Document, the Separation Agreement or the Employee Matters Agreement, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Vista Outdoor and Company shall not, and shall not permit any of their Subsidiaries to, do any of the following:
(i)    in the case of Company and the Company Subsidiaries (A) issue or sell any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants, puts, calls or options to purchase any shares of its capital stock or other equity or voting interests), other than, following the effective time of the CSG-Vista Outdoor Merger, pursuant to Company Equity Awards outstanding as of the date of this Agreement (in the form of Vista Outdoor Equity Awards) in accordance with their terms or granted following the date of this Agreement as permitted by this Agreement, (B) establish a record date for, approve, declare, set aside for payment or pay any dividends or make any other distributions in respect of its shares of capital stock or other equity interests, other than dividends and distributions by any wholly owned Subsidiary to its parent, (C) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly owned Subsidiary that remains a wholly owned Subsidiary after consummation of such transaction or (D) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests other than, in each case, following the effective time of the CSG-Vista Outdoor Merger, pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of taxes with respect to, Company Equity Awards;
(ii)    in the case of Company and the Company Subsidiaries, amend its certificate or articles of incorporation or bylaws or comparable organizational documents, other than to change its name in accordance with the terms of any Transaction Document;
(iii)    sell, transfer, acquire or dispose of, including by entering or terminating any lease with respect to, in a single transaction or a series of related transactions, direct or indirectly any interests in real property owned or leased by Company or any Company Subsidiary or otherwise used in the conduct of the Company Business (including, any Company Owned Real Property or any Company Leased Real Property), except for the expiration or renewal of any lease, in each case, in accordance with its terms;
(iv)    create any Company Subsidiary that is not, directly or indirectly, wholly owned by the Company;
(v)    with respect to Company or any Company Subsidiary, acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, in each case that would be owned by Company or any Company Subsidiary after giving effect to the Separation and with a value or purchase price that, individually or in the aggregate, exceeds $10,300,000;
(vi)    sell, transfer or otherwise dispose of, including by entering any license with respect to, in a single transaction or a series of related transactions, any tangible property or asset (other than, for the avoidance of doubt, sales, transfers or dispositions of Inventory in the ordinary course of business) of the Company Business with a value or purchase price that, individually or in the aggregate, exceeds $7,200,000, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Company Business;
(vii)    transfer, sell, assign, lease, exclusively license, cancel, abandon, fail to maintain or enforce, or allow to lapse or expire, or otherwise dispose of any material Company Business Intellectual Property owned by Company or a Company Subsidiary, or take any action or fail to take any action, if such action or failure to take any such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material Company Business Intellectual Property, in each case, except for the disposal of any Company Business Registered Intellectual Property at the end of its statutory life or non-exclusive licenses or sublicenses granted in the ordinary course of business;

(viii)    modify in any material respect any of its policies related to Privacy and Data Security Requirements, or any administrative, technical or physical safeguards related to privacy or data security, of the Company or the Company Subsidiaries, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with Privacy and Data Security Requirements, or (D) as otherwise directed or required by a Governmental Authority;
(ix)    in the case of Company and the Company Subsidiaries (A) with respect to the Company Employees, adopt, enter into, terminate, materially amend or modify, extend or renew any Labor Agreement or Company Benefit Plan, (B) increase the compensation (i.e., base salary and annual target bonus opportunity) or benefits of, or pay any bonus to, any former or current Company Employee, other than with respect to increases made in the ordinary course of business consistent with past practice for employees whose annual base salary would not exceed $200,000; provided, however, that subject to clause (I) below, the foregoing shall not restrict Company or any of the Company Subsidiaries from providing, or making available to, employees who are newly hired in the ordinary course of business compensation and benefit arrangements and Benefit Plans that are substantially consistent with the compensation and benefit arrangements and Benefit Plans previously provided or made available by Company or the applicable Company Subsidiary to newly hired employees in similar positions, (C) with respect to former or current Company Employees, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (D) with respect to any former or current Company Employees, take any action to accelerate the vesting or payment of any compensation or benefits, (E) with respect to any former or current Company Employees, make any material determination under any Company Benefit Plan that is not in the ordinary course of business, (F) transfer the sponsorship of any Company Benefit Plan to any member of the Vista Outdoor Group or accept the transfer of or retain (as applicable) the sponsorship or Liabilities relating to any Vista Outdoor Benefit Plan, (G) grant any Vista Outdoor Equity Award or any Company Equity Award, (H) grant to any Company Employee any new change in control, transaction, retention or other payments or benefits that could be triggered in connection with the consummation of the transactions contemplated hereunder, (I) hire or engage any Company Employee whose annual base salary would exceed $200,000 or (J) terminate any Company Employee (other than for cause as reasonably determined by Company) whose annual base salary exceeds $200,000, except in each case, (I) as required to ensure that any Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law, (II) as expressly required pursuant to the terms of any Benefit Plan or applicable Law, (III) as expressly required by Article VI or the Employee Matters Agreement or (IV) to the extent all Liability for such action will, after the Separation, be assumed or retained by Vista Outdoor or the Vista Outdoor Subsidiaries;
(x)    other than in the ordinary course of business, incur any Indebtedness, guarantee or otherwise become contingently liable for any Indebtedness of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (A) Indebtedness solely (i) between or among members of the Company Group or (ii) between or among members of the Vista Outdoor Group, (B)

Indebtedness incurred under or in respect of the Existing ABL Credit Agreement, the Existing Notes, any other agreement or instrument existing as of the date of this Agreement, (C) foreign currency hedging arrangements on customary arms’ length commercial terms entered into in the ordinary course of business for bona fide commercial purposes and not for speculative purposes and which would not have fees or costs to unwind that would reasonably be expected to exceed $2,000,000 in the aggregate, (D) Indebtedness (i) that, following the Closing, will be an obligation of Vista Outdoor or a Vista Outdoor Subsidiary and (ii) with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability and (E) any Indebtedness that is incurred to refinance any Indebtedness outstanding as of the date of this Agreement or any of the foregoing, to the extent the amount of such refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;
(xi)    encumber or subject material Company Assets to any Liens other than Company Permitted Liens;
(xii)    (A) make any loan, advance or capital contribution to, or investment in, any Person that, individually or in the aggregate, exceeds $6,200,000 (other than Contracts relating to acquisitions or Indebtedness, which are the subject of clauses (v) and (x) above, respectively) or (B) authorize or make any capital expenditure in an amount, individually or in the aggregate, in excess of $6,200,000 in any fiscal year, in the case of each of clauses (A) and (B), except as (1) in response to any bona fide casualty loss or property damage or (2) to the extent that any Liability for such action will, after the Separation, be assumed or retained in full by Vista Outdoor or the Vista Outdoor Subsidiaries;
(xiii)    (A) make any change in its financial accounting methods, principles and practices in effect on the Company Business Balance Sheet Date in any material respect, except as may be required by a change in GAAP after the date hereof, in each case, except to the extent such action relates only to Vista Outdoor, the Vista Outdoor Subsidiaries or the Vista Outdoor Business and such action will, after the Separation, be assumed or retained in full by Vista Outdoor or the Vista Outdoor Subsidiaries or (B) delay or postpone the payment of any accounts payable or other obligations or liabilities or accelerate the collection of any accounts receivable, in each case outside of the ordinary course of business;
(xiv)    (A) make, change or revoke any material Tax election (including any “domestic use election” pursuant to Treasury Regulations Section 1.1503(d)-6), (B) file any material amended Tax Return, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material Tax refund, (E) waive or extend any statute of limitations relating to any material Tax or material Tax Return, (F) enter into any voluntary disclosure agreement or program with any Governmental Authority implicating any material Taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign Law) with respect to a material Tax liability or (H) change any material Tax accounting period or any method of Tax accounting, in each case, except to the extent such action relates only to Vista Outdoor, the Vista Outdoor Subsidiaries or the Vista Outdoor Business;

(xv)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization in relation to Company or any Company Subsidiary;
(xvi)    adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions;
(xvii)    settle any Action with respect to the Company Business if such settlement would require any payment by Company or any Company Subsidiary in an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate, or would obligate Company or any Company Subsidiaries to take any material action with respect to the Company Business, or impose any material restrictions on the Company Business;
(xviii)    in the case of Company and the Company Subsidiaries, engage in any business other than the Company Business substantially as conducted as of the date hereof or the Vista Outdoor Business;
(xix)    amend, extend, renew or permit to lapse any material insurance policy held by Company or any of the Company Subsidiaries covering the Company Business, or enter into new insurance policies binding on the Company Business, except in either case on such terms and for such amounts as is consistent with past practice;
(xx)    other than in the ordinary course of business (and, with respect to any existing Company Material Contract, in accordance with the existing terms of such Company Material Contract), or as otherwise permitted by the terms of this Section 5.01(b), enter into, amend, accelerate, cancel, fail to exercise an expiring renewal option, grant a material waiver under or modify in any material respect, terminate or transfer to any person other than Company or a Company Subsidiary any Company Material Contract, or any Contract that would constitute a Company Material Contract if in effect as of the date of this Agreement;
(xxi)    amend any engagement letter between the Company and any financial advisor listed in Section 4.19, or enter into a new engagement letter with any such financial advisor;
(xxii)    transfer the employment of any individual from (A) Company or a Company Subsidiary to Vista Outdoor or a Vista Outdoor Subsidiary or (B) Vista Outdoor or a Vista Outdoor Subsidiary to Company or a Company Subsidiary, except as expressly required, permitted or contemplated by the Employee Matters Agreement;
(xxiii)    amend, modify or terminate any Lease Agreement or take any action in material violation thereof other than the expiration or renewal thereof in each case in accordance with its terms;

(xxiv)    enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;
(xxv)    amend or otherwise modify the Separation Agreement or the Employee Matters Agreement; or
(xxvi)    authorize any of, or commit or agree to take any of, the foregoing actions.
Section 5.02    No Control of Company Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company Business prior to the Effective Time. Prior to the Effective Time, each of Company, Merger Sub and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
Section 5.03    Notices. Company shall promptly deliver to Parent in writing notice and copies of (a) any notice of default or termination with respect to any Company Material Contract from the applicable counterparty thereto and (b) any notice of violation of Law affecting the Company Business from any Governmental Authority, in the case of each of clauses (a) and (b), (i) received by Company or any Company Subsidiary on or after the date of this Agreement and prior to the Closing Date and (ii) that would reasonably be expected to be material to the Company Business, taken as a whole; provided, however, that any failure of Company to comply with this Section 5.03 shall not be taken into account for purposes of determining whether the condition to the Closing set forth in Section 7.03(b) is satisfied.
Section 5.04    Vista Outdoor Obligations. Notwithstanding anything to the contrary in Section 5.01, from and after the effective time of the CSG-Vista Outdoor Merger (a) Section 5.01 shall apply solely to the Company and the Company Subsidiaries and (b) neither Vista Outdoor nor any of its Subsidiaries shall have any obligation with respect to Section 5.01.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01    Proxy Statement and Form S-4.
(a)    Parent and its counsel shall be given a reasonable opportunity to review the Vista Outdoor Proxy Statement, the Form S-4 and any other filing contemplated by Section 6.01 of the CSG-Vista Outdoor Agreement and any amendment or supplement thereto (as applicable) before such filing is made (such filings collectively, the “Transaction Filings”) and (b) Company and Vista Outdoor will consider in good faith comments made by Parent and its counsel with respect to disclosure in the Transaction Filings to the extent relating to Parent, Merger Sub, the Guarantors, the Equity Financing Sources or any of their respective Affiliates or the Merger. Parent will furnish to Vista Outdoor and Company all information concerning Parent, Merger Sub, the

Guarantors, the Equity Financing Sources, any Debt Financing Sources or any of their respective Affiliates as may be reasonably requested by Vista Outdoor and Company in connection with the preparation, filing and distribution of the Transaction Filings. Company and Vista Outdoor shall promptly advise Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Transaction Filings or for additional information and shall supply Parent with copies of all material correspondence with the SEC or its staff with respect to the Transaction Filings, and Company and Vista Outdoor shall consider in good faith comments made by Parent and its counsel with respect to any responses to the SEC or its staff to the extent relating to Parent, Merger Sub, the Guarantors, the Equity Financing Sources or any of their respective Affiliates or the Merger.
(b)    If prior to the Effective Time, any event occurs with respect to Parent, Merger Sub, the Guarantors, the Equity Financing Sources, any Debt Financing Sources or any of their respective Affiliates, or any change occurs with respect to other information supplied by or on behalf of Parent, Merger Sub, the Guarantors, the Equity Financing Sources, any Debt Financing Sources or any of their respective Affiliates for inclusion in the Transaction Filings, in each case which is required to be described in an amendment of, or a supplement to, a Transaction Filing, Parent shall promptly notify Vista Outdoor and Company of such event, and Vista Outdoor and Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to such Transaction Filing and, as required by Law, Vista Outdoor and Company shall cooperate in disseminating the information contained in such amendment or supplement. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).
Section 6.02    [Reserved].
Section 6.03    Access to Information; Confidentiality.
Subject to applicable Law and any applicable Judgment, Company, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, and Vista Outdoor, from the date hereof until the earlier of the consummation of the CSG-Vista Outdoor Merger or the termination of this Agreement in accordance with its terms, shall, and shall cause their respective Subsidiaries to, subject to applicable Law and upon reasonable written notice from Parent, afford Parent and its Representatives reasonable access during normal business hours to (i) Vista Outdoor’s, Company’s and their respective Subsidiaries’ officers and employees and (ii) Vista Outdoor’s, Company’s and their respective Subsidiaries’ facilities, properties, Contracts and Records; provided that Vista Outdoor, Company and their Subsidiaries shall only be required to provide the access contemplated by clauses (i) and (ii) to the extent (A) such officers and employees are engaged in, or such facilities, properties, Contracts and Records relate to, the Company Business and (B) such access is reasonably required in connection with the implementation of the Transactions (including with respect to Taxes) or is reasonably required by Parent for any post-Closing Tax planning with respect to Company; provided further that no Person shall be required to provide access of the type contemplated by this Section 6.03 if such access would unreasonably interfere with the business or operations of Vista Outdoor, Company and their Subsidiaries. Notwithstanding anything to the contrary in this Section 6.03, no Person shall be required to provide access to information contemplated by this Section 6.03 (1) if such information constitutes proprietary customer or supplier information or (2) if the disclosure of such information is legally or contractually prohibited or would result in the loss of attorney client privilege; provided that, in the case of this clause (2), the withholding party first uses reasonable best efforts to provide such access in a manner that does not violate any such prohibition or would not result in the loss of any such privilege. All information exchanged pursuant to this Section 6.03 shall be held by the parties as Evaluation Material, as such term is defined in the letter agreement listed on Section 6.03 of the Parent Disclosure Letter (the “Confidentiality Agreement”), and shall be subject to the Confidentiality Agreement.
Section 6.04    Required Efforts.
(a)    On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their respective Affiliates to) use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary or advisable under this Agreement, each other Transaction Document and applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to (i) obtain all necessary or advisable Governmental Approvals and make all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and take all reasonable steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Authority, (ii) subject to the second sentence of Section 6.04(f), obtain all necessary or advisable Consents, (iii) defend against any Actions challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents, other than, in the case of each of clauses (i) through (iv), with respect to registrations, filings and other Governmental Approvals relating to Review Laws, which are the subject of Sections 6.04(b) and 6.04(f). In connection with and without limiting the foregoing, each of the parties hereto shall use reasonable best efforts to (A) ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Document and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Document, use reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents. Each of the parties hereto shall keep the other parties hereto reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals pursuant to this Section 6.04(a).
(b)    In furtherance and not in limitation of the foregoing, each of the parties hereto shall (and shall cause each of their respective Affiliates to) (i) file, or cause to be filed, as promptly as reasonably practicable after the date hereof, all notification and report forms that may be required under the HSR Act or other antitrust, competition or pre-merger notification or trade regulation or foreign direct investment Law or order of any jurisdiction (collectively, “Review Laws”) with respect to the Transactions; provided that (A) each of the parties hereto shall (and shall cause each of their respective Affiliates to) file, or cause to be filed, all notifications and report forms that may be required under the HSR Act and (B) Parent and Merger Sub shall (and shall cause each of their respective Affiliates to) file, or cause to be filed, the UK NSIA Notice, in the case of each of clauses (A) and (B), no later than twenty (20) Business Days after the date hereof, (ii) use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Review Law and (iii) subject to Sections 6.04(c) and 6.04(e), use reasonable best efforts to take or cause to be taken, all other actions, and to do, or cause to be done, all other things reasonably necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws that may be required by any Governmental Authority with competent jurisdiction, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions. Each of the parties hereto shall (and shall cause each of their respective Affiliates to) use reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority by any Person relating to any Review Laws in connection with the Transactions and in connection with any Action relating to any Review Laws in connection with the Transactions, and each of the parties hereto shall (and shall cause each of their respective Affiliates to) keep the other parties reasonably informed of its progress in obtaining any necessary or advisable Governmental Approvals relating to Review Laws in connection with the Transactions. Subject to applicable Law, and to the extent reasonably practicable, each of the parties hereto shall (and shall cause each of their respective Affiliates to) consult with the other parties hereto in advance with respect to any written materials submitted to any Governmental Authority by such party or its Affiliates, and, to the extent permitted by the applicable Governmental Authority and to the extent reasonably practicable, shall give the other parties hereto the opportunity to attend and participate in any meetings and conferences with Governmental Authorities, in each case in connection with the matters contemplated by this Section 6.04(b). Notwithstanding the foregoing in this Section 6.04(b), each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (x) designate any competitively sensitive material provided to the others under this Section 6.04(b) as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; (y) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (z) exclude the others from any meeting, conference, videoconference or telephone call (or portion thereof) with any Governmental Authority to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (x) and (y). None of the parties hereto shall (and each of the parties hereto shall cause each of their respective Affiliates not to) voluntarily extend any waiting period under the HSR Act or any other applicable Review Law or enter into any agreement with any Governmental Authority to delay or not to consummate the Transactions except with the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned).
(c)    Without limiting the foregoing, each of Parent and Merger Sub agrees to (and shall cause each of their respective Affiliates to) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under this Agreement, each other Transaction Document and applicable Law to eliminate each and every impediment to obtaining all necessary or advisable Governmental Approvals, so as to enable the Closing to occur as promptly as practicable, and in any event no later than the End Date, including, subject to Section 6.04(f), (i) agreeing to conditions imposed or requested by any Governmental Authority and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent, Merger Sub or any of their respective Affiliates or of Company or any of the Company Subsidiaries and (ii) accepting any operational restrictions (including through a voting trust agreement, proxy agreement or similar arrangement), or otherwise proposing, negotiating, taking or committing to take or not to take actions that limit any of Parent’s, Merger Sub’s or any of their respective Affiliates’ (including, after the Effective Time, the Surviving Corporation and its Subsidiaries’) freedom of action with respect to, or the ability of any of them to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of Parent, Merger Sub or any of their respective Affiliates or of Company or any of the Company Subsidiaries, in each case as may be required in order to obtain all necessary or advisable Governmental Approvals or to avoid the entry of, or to effect the lifting, vacating or dissolution of, any order in any Action, which would otherwise have the effect of preventing, delaying or making it materially more difficult to consummate the Transactions; provided, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Section 6.04 or any other provision of any Transaction Documents shall require Parent to agree to take any action with respect to (A) any investment fund, investment vehicle, or management or advisory entity managed by, advised by, managing, advising, or affiliated with Parent; or (B) any portfolio company (as such term is commonly understood in the private equity industry) or other investment of any such investment fund, investment vehicle, or management or advisory entity, other than, in the case of each of clause (A) and clause (B), with respect to Parent and Parent’s Subsidiaries.
(d)    Parent and Merger Sub shall be responsible for all filing fees due in connection with any necessary or advisable Governmental Approval.
(e)    Each party hereto shall not (and shall cause its Affiliates not to) without the prior written consent of each other party hereto, in connection with obtaining any Consents or Governmental Approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement or any other Transaction Document, agree or consent to, or offer to agree or consent to, (A) the taking of any action or the imposition of any terms, conditions, limitations or standards of service the effectiveness or consummation of which is not conditional upon the occurrence of the Closing, (B) any amendments or modifications to any of the terms of this Agreement or any other Transaction Document or (C) any hold separate, sale, divestiture, license or disposition of, or restriction or limitation with respect to, any of the assets or businesses of the Vista Outdoor Business (other than as expressly contemplated by the CSG-Vista Outdoor Merger Agreement) or any other action, restriction or limitation with respect to the Vista Outdoor Business. Nothing in this Section 6.04 shall be construed to require Company or any of its Subsidiaries to pay any consideration to, or grant any accommodations to, any third party from whom any Consent or Governmental Approval is requested.
(f)    Without limiting the generality of anything contained in this Section 6.04, each of the parties hereto shall (and shall cause their respective Affiliates to) within five calendar days after the Closing, prepare and file with DDTC a notification of changes pursuant to Section 122.4(a) of the ITAR.
Section 6.05    Directors’ and Officers’ Indemnification; Liability Insurance.
(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to advance expenses as incurred by, and indemnify, exculpate and hold harmless, in each case, to the fullest extent permitted by applicable Law, the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any of its Subsidiaries as in effect on the date hereof or the certificate of incorporation or bylaws of Company set forth as Exhibit 3.1 and Exhibit 3.2 to the Form S-4 as of the date hereof to be effective as of the consummation of the CSG-Vista Outdoor Merger, each present and former director, officer or employee of Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any Liabilities incurred in connection with any threatened or actual Action, whether civil, criminal, administrative or investigative, whether arising before, at or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement or any other Transaction Document and the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification pursuant to this Section 6.05. Without limiting the indemnification and other rights provided in this Section 6.05, all rights to indemnification and all limitations on liability existing in favor of the Company Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Law, and shall be honored by the Surviving Corporation and its Subsidiaries as if they were the indemnifying party thereunder, without any amendment thereto.

(b)    For a period of six years after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by Company as of the consummation of the CSG-Vista Outdoor Merger (which insurance shall be consistent with directors’ and officers’ liability insurance maintained by Vista Outdoor as of the date hereof (the “Vista Outdoor D&O Insurance”)) (provided that Parent or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the Company Indemnified Parties arising from facts or events which occurred at or prior to the Effective Time (including the approval of this Agreement or any other Transaction Document and the Transactions); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Vista Outdoor and its Subsidiaries for the Vista Outdoor D&O Insurance (the “Premium Cap”), and, if such premiums for such insurance would at any time exceed the Premium Cap, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance which, in Parent’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent or Company may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)    The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.05 without the prior written consent of the affected Company Indemnified Party or affected person.
(d)    The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets to any other entity or engages in any similar transaction, then in each case, Parent or the Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, will expressly assume the obligations set forth in this Section 6.05.
Section 6.06    Fees and Expenses. Except as otherwise expressly provided in any Transaction Document, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses.

Section 6.07    Public Announcements. Company, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 6.07, except as may be required by applicable Law or court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed by the parties hereto.
Section 6.08    Section 16 Matters. Prior to the Effective Time, Company shall take all such steps as may be required to cause any acquisitions or dispositions of Company Common Stock (including derivative securities with respect thereto), in each case resulting from the Transactions, by each individual who is subject to Section 16 of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.09    Tax Matters. Each party hereto shall cooperate with each other party hereto and use reasonable best efforts to cause the applicable Transactions to qualify for the Intended Tax Treatment, including by refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment. The parties hereto shall not take any position inconsistent with the Intended Tax Treatment for any Tax purpose unless otherwise required by a Final Determination.
Section 6.10    [Reserved].
Section 6.11    Company Stockholder Meeting. Company shall, in accordance with the organizational documents of the Company, within one (1) Business Day following the execution and delivery of this Agreement, convene and hold a meeting of Vista Outdoor, in its capacity as the sole stockholder of the Company (including any postponements, adjournments or recesses thereof, the “Company Stockholder Meeting”), for the purpose of obtaining the Company Stockholder Approval. Company shall, through its Board of Directors, recommend to Vista Outdoor, in its capacity as the sole stockholder of the Company, that Vista Outdoor give the Company Stockholder Approval. Company shall adjourn, recess or postpone the Company Stockholder Meeting if, and only if, Company (i) obtains the prior written consent of Parent to do so or (ii) is required to do so by a court of competent jurisdiction in connection with any Action relating to this Agreement, the Transactions, the CSG-Vista Outdoor Merger Agreement or the CSG-Vista Outdoor Transactions. Vista Outdoor shall, (A) within one (1) Business Day following the execution and delivery of this Agreement, duly execute and deliver to the Company (with a copy delivered substantially concurrently to Parent) (1) a waiver of notice of the Company Stockholder Meeting and (2) a waiver of notice of the availability of appraisal rights under Section 262(d)(1) of the DGCL in connection with the Merger, (B) cause all Company Common Stock of which Vista Outdoor has the power to vote, or direct the voting of, to be deemed present, in person or by proxy, at, and to be counted for purposes of establishing a quorum at, the Company Stockholder Meeting and (C) cause all such Company Common Stock to be voted at the Company Stockholder Meeting in favor of the Company Stockholder Approval.
Section 6.12    Transaction Litigation.
(a)    From the date of this Agreement until the Closing, Company shall provide Parent with reasonably prompt notice of any litigation commenced or, to the Knowledge of Company, threatened against Vista Outdoor, Company or their respective directors relating to the Merger, brought by any holder of Company Common Stock or Vista Outdoor Common Stock and shall keep Parent reasonably informed with respect to the status thereof (including by promptly furnishing to Parent and its representatives such information relating to such proceeding as may be reasonably requested).
(b)    Each of Vista Outdoor and Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against Company or its directors relating to the Merger brought by any holder of Company Common Stock. Without limiting in any way the parties’ obligations under Section 6.04, each of Company and Parent shall cooperate, shall cause its Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in each case in the defense against such litigation. For purposes of this paragraph, “participate” means Parent being kept reasonably apprised of proposed strategy and other significant decisions with respect to any such litigation (to the extent attorney-client privilege between Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such litigation but will not be afforded any decision making power or other authority over such litigation.
Section 6.13    Financing.
(a)    The parties hereto acknowledge that Parent may attempt to arrange third party debt financing for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and, if Parent so chooses to seek the Debt Financing, prior to the Effective Time, Company shall use, and shall cause its Subsidiaries to use, reasonable best efforts to provide, and shall use reasonable best efforts to cause any Representatives retained by Company or any of its Subsidiaries to use reasonable best efforts to provide, in each case at Parent’s sole cost and expense, such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (i) participation in a reasonable number of teleconferences, meetings including rating agency meetings, drafting sessions, presentations, road shows and due diligence sessions, in each case upon reasonable advance notice and at mutually agreeable dates and times, and to otherwise assist the providers of the Debt Financing in obtaining ratings in connection with the Debt Financing, (ii) make available to Parent, its advisors or its Debt Financing Sources such financial and other pertinent information regarding Company and the Company Subsidiaries as may be reasonably requested by Parent, its advisors or its Debt Financing Sources, including (I) the unaudited financial statements of the Company for each fiscal quarter of the Company ended at least forty-five (45) days prior to the Closing and the audited financial statements of the Company for any fiscal year of the Company ended at least ninety (90) days prior to the Closing and (II) such information as is reasonably necessary to allow Parent, its advisors and its Debt Financing Sources to prepare pro forma financial statements (it being understood that Parent, and not Company or any of its Subsidiaries, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments), (iii) reasonably assisting Parent and the Debt Financing Sources in the preparation of lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials in connection with the Debt Financing, (iv) reasonably cooperating and otherwise assisting with marketing efforts of Parent and the Debt Financing Sources for any portion of the Debt Financing, (v) facilitating the granting of a security interest (and perfection thereof) in collateral, including obtaining releases of existing Liens, provided that no security interest and no release of existing Liens shall be effective until the Closing, (vi) assisting in the preparation, execution and delivery (limited, in the case of execution and delivery, solely to officers continuing with Company and the Company Subsidiaries after the Closing) of one or more credit agreements, indentures, purchase agreements, pledge and security documents, customary secretary’s certificates and other definitive documentation, in each case as may be reasonably required by Parent; provided that any such agreements, documents and related certificates and instruments shall be subject to the occurrence of the Closing and become effective no earlier than the Closing, (vii) causing the taking of corporate, limited liability or other organizational actions (subject to the occurrence of the Closing) by the Company reasonably necessary to permit the consummation of the Debt Financing, (viii) executing and delivering (A) customary authorization letters to the Debt Financing Sources authorizing the distribution of information regarding Company to prospective lenders or investors in connection with the Debt Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about Company and its Subsidiaries or their securities, and a customary representation as to the accuracy of the written information contained in the disclosure and marketing materials regarding Company and its Subsidiaries, subject to customary exceptions and qualifications, and (ix) furnishing to Parent and its lenders promptly (and in any event at least five (5) Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230), and requested by the Debt Financing Sources in writing at least ten (10) Business Days prior to the Closing Date. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.13(a) shall require any such cooperation or assistance to the extent that it could result in Company or any of its Subsidiaries being required to (1) pledge any assets as collateral prior to the Effective Time, (2) incur any liability (including payment of fees) in connection with the Debt Financing prior to the Effective Time, (3) take any actions to the extent such actions would or could reasonably be expected to (I) unreasonably interfere with the ongoing business or operations of Company or any of its Subsidiaries, (II) reasonably be expected to subject any director, manager, officer or employee of Company or any of its Subsidiaries to any actual or potential personal liability, (III) conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements (other than de minimis increased, additional, accelerated or guaranteed rights or entitlements) of any Person under, or result in the creation, prior to the Effective Time, of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any provision of (x) the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any of its Subsidiaries (in each case, not entered into in contemplation of this Section 6.13(a)), (y) any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties, assets or businesses is bound (in each case, not entered into in contemplation of this Section 6.13(a)) or (z) any Judgment or Law applicable to Company or any of its Subsidiaries or their respective properties, assets or businesses, (IV) prior to the Effective Time, require any such entity to change any fiscal period, or (V) cause (x) any representation or warranty set forth in Article IV or Article X of this Agreement to be inaccurate or breached, (y) any closing condition set forth in Article VII of this Agreement to fail to be satisfied or (z) any other breach of this Agreement, any other Transaction Document or any CSG-Vista Outdoor Transaction Document, (4) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing, (5) provide access to or disclose information that Company reasonably determines could (I) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege of, or conflict with any confidentiality requirements applicable to, Company or any of its Subsidiaries, (II) expose Company or any of its Subsidiaries to risk of liability for disclosure of sensitive or personal information or (III) result in the disclosure of trade secrets or competitively sensitive information to third parties, (6) cause any director, manager or equivalent of Company or any of its Subsidiaries to pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith (other than any director, manager or equivalent of Company or any of the Company Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case that are not contingent on the Closing or would be effective prior to the Effective Time, (7) deliver any opinion of counsel (other than customary opinions of counsel delivered in connection with the definitive agreements for the Debt Financing at the Closing) or (8) require Company or any of the Company Subsidiaries or Vista Outdoor or any of its Subsidiaries to prepare any financial statements or other information that is not reasonably available to Company or any of the Company Subsidiaries or Vista Outdoor or any of its Subsidiaries.
(b)    Parent shall be responsible for all fees and expenses related to the Financing contemplated hereby. Accordingly, notwithstanding anything to the contrary in Section 6.06, Parent shall promptly reimburse Company and each of its Subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Company or such Subsidiary in connection with their cooperation pursuant to Section 6.13(a) in connection with the Financing. Parent shall indemnify and hold harmless Company and each of its Subsidiaries and all of their respective directors, officers, managers, employees and Representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Financing, their assistance pursuant to this Section 6.13 or otherwise or any information utilized in connection therewith, in each case other than as a result of fraud, bad faith, gross negligence or willful misconduct by or on behalf of such Person. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, neither Company nor any of its Subsidiaries shall have any Liability under any loan agreement or any related document or any other agreement or document related to the Financing.
(c)    For the avoidance of doubt, Parent and Merger Sub, on behalf of themselves and their respective Affiliates, expressly acknowledge and agree that (i) their respective obligations to consummate the Transactions are not subject to any condition or contingency with respect to receipt of the Financing and (ii) the condition set forth in Section 7.03(b), as applied to the obligations of Company under this Section 6.13, shall be deemed to be satisfied unless (A) Company has materially breached its obligations under this Section 6.13, (B) Parent has notified Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 6.13 in order to cure such breach, and (C) Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the End Date and the Debt Financing has not been consummated as a result of such breach.
(d)    Company hereby consents to the use of its and the Company Subsidiaries’ trademarks, trade names and logos, in each case relating to the Company Business, in connection with the Financing; provided that (i) such trademarks, trade names and logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Company or any Company Subsidiaries or the reputation or goodwill of Company or the Company Subsidiaries and (ii) such use is subject to Company’s reasonable review in advance thereof.
Section 6.14    [Reserved].
Section 6.15    Post-Closing Compensation Matters.
(a)    For a period of not less than one year following the Effective Time (or if earlier, the date of termination of such Company Employee), Parent shall, and shall cause the Surviving Corporation to, provide each Company Employee (i) a base salary that is no less favorable than that in effect for such Company Employee immediately prior to the Effective Time and (ii) annual cash incentive and long-term incentive opportunities, severance benefits and employee benefit plans and arrangements (other than base salary) that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time; provided that, in lieu of providing equity or equity-related incentives, Parent may satisfy its obligations by providing the cash equivalent thereof.
(b)    Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Benefit Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable. Parent shall or shall cause the Surviving Corporation to assume, honor and provide all the Company Benefit Plans in accordance with their terms in effect as of the Effective Time, without any amendment or modification in respect of any payments, benefits or rights under any Company Benefit Plan arising as a result of the Transactions (either alone or in combination with any other event).
(c)    Each Company Employee who participates in a Benefit Plan that is an annual cash incentive plan (each, an “Annual Incentive Plan”) shall receive a cash bonus in respect of Company’s fiscal year in which the Closing occurs as follows: (i) with respect to the portion of such fiscal year ending on the Closing Date, an amount equal to the cash bonus calculated under the applicable Annual Incentive Plan based on the projected full-year actual performance under the applicable Annual Incentive Plan as of the Closing, as determined prior to the Closing by the Board of Directors of Company (or, if appropriate, any committee administering the Annual Incentive Plan), prorated for the portion of the year elapsed between the beginning of such fiscal year and the Closing Date (the “Pre-Closing Bonus”) and (ii) with respect to the remainder of such fiscal year, an amount equal to the greater of full-year threshold or actual performance, prorated for the portion of the year elapsed between the Closing Date and the end of such fiscal year (the “Post-Closing Bonus”), in each case, otherwise in accordance with the terms of the applicable Annual Incentive Plan as in effect for each Company Employee as of the Closing Date; provided that, notwithstanding the foregoing, in the event the Closing occurs within 60 Business Days preceding Company’s fiscal year end, then such Company Employee shall not receive a Post-Closing Bonus but shall receive a Pre-Closing Bonus equal to an amount calculated under the applicable Annual Incentive Plan based on projected full-year actual performance under the applicable Annual Incentive Plan as of the Closing, as determined by the Board of Directors of Company (or, if appropriate, any committee administering the Annual Incentive Plan), without proration. Parent shall, and shall cause the Surviving Corporation to, (i) pay the Pre-Closing Bonuses to the applicable Company Employees promptly following the Closing (but in any event, no later than the first payroll date that occurs more than five Business Days after the Closing) and (ii) pay the Post-Closing Bonuses to the applicable Company Employees at the same time that such bonuses are typically paid in the ordinary course of business. Notwithstanding the foregoing in this Section 6.15(c), in the event that any Company Employee is terminated by Parent or any of its Affiliates, including the Surviving Corporation or any of its Subsidiaries, without Cause (as defined in the Vista Outdoor 2020 Stock Incentive Plan) or due to death or disability following the Closing but prior to the payment date for Post-Closing Bonuses, if any, Parent shall, and shall cause its Affiliates, including the Surviving Corporation and its Subsidiaries, to, pay to such Company Employee, at the time set forth in the preceding sentence, an amount equal to the sum of (x) the Pre-Closing Bonus and (y) a portion of the applicable Post-Closing Bonus pro-rated based on the number of days the applicable Company Employee was employed between the Closing Date and the end of the performance period.
(d)    The provisions of this Section 6.15 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.15 is intended to, or shall, constitute the establishment, modification, termination or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise or limit the ability following the Closing of the Company Group to modify, amend or terminate any benefit or compensation plan, program, contract, policy, agreement or arrangement or shall confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee) any right to employment or continued employment for any period of time or any right to a particular term or condition of employment, and no current or former employee or any other Person associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.
Section 6.16    R&W Insurance Policy. In the event that Parent elects to obtain a representation and warranties insurance policy (an “R&W Insurance Policy”) in connection with the Transactions, each of Company and, until the consummation of the CSG-Vista Outdoor Merger, Vista Outdoor shall, and shall cause their Subsidiaries to, use reasonable best efforts to provide Parent with such information as may be reasonably requested by Parent in connection with obtaining any such R&W Insurance Policy (subject to the terms and conditions of Section 6.03 of this Agreement). The premium payable to the underwriters in respect of any R&W Insurance Policy, and all other brokerage commissions, Taxes, or similar expenses, fees or costs associated with obtaining the R&W Insurance Policy shall be borne by Parent.
Section 6.17    Reorganization. Prior to the Effective Time, each of Vista Outdoor and Company shall, and shall cause each of their applicable Subsidiaries to, undertake the steps described in Section 1.01(a) of the Separation Agreement in accordance with the terms thereof (such steps, the “Reorganization”). Prior to the Effective Time, each of Vista Outdoor and Company shall reasonably consult with Parent in connection with the Reorganization, including (i) providing copies of the draft documentation required to effect the Reorganization to Parent for Parent’s review and comment and (ii) considering in good faith Parent’s comments on such documentation or Parent’s proposed changes to the Reorganization (including the steps described in Section 1.01(a) of the Separation Agreement). Each of Vista Outdoor and Company shall keep Parent reasonably apprised, in reasonable detail, of the status of the Reorganization and will not make any changes to the steps described in Section 1.01(a) of the Separation Agreement without Parent’s consent, such consent not to be unreasonably withheld, conditioned or delayed. Vista Outdoor, Company and Parent shall reasonably cooperate in connection with such activities necessary to implement the Reorganization prior to the Closing. The steps of the Reorganization may not be amended, modified or waived in any way without the prior written consent of Parent.
Section 6.18    [Reserved].
Section 6.19    [Reserved].
Section 6.20    Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 6.21    CSG-Vista Outdoor Merger Agreement. Without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), neither Vista Outdoor nor Company shall, or shall agree to, amend, modify, supplement or waive any provision of the CSG-Vista Outdoor Merger Agreement, the Separation Agreement, the Employee Matters Agreement or any other CSG-Vista Outdoor Transaction Document, and any such action that is taken without such prior written consent of Parent shall be null and void ab initio. Prior to Closing, Company shall comply with the terms of Section 2.06 of the Separation Agreement.
Section 6.22    Cash Adjustment Amount. Company shall deliver to Parent, not more than five (5) Business Days, and not less than three (3) Business Days, prior to the Closing Date, a statement setting forth Company’s calculation of the Cash Adjustment Amount, together with reasonably detailed schedules with respect to the determination thereof, which calculation shall be certified in writing by an independent nationally recognized accounting firm (the “Cash Adjustment Calculation Statement”). Following the delivery of the Cash Adjustment Calculation Statement, Company shall, subject to Parent’s reasonable advance written request (email being sufficient), provide Parent and its Representatives with reasonable access during normal business hours, and in such a manner as to not interfere with the normal operations of Company or any Company Subsidiary, to the records and relevant Representatives (subject to the execution of any required customary access letters), personnel and properties of Company and the Company Subsidiaries to the extent reasonably relevant to Parent’s review of the Cash Adjustment Calculation Statement. Company shall adjust the Cash Adjustment Amount to account for any reasonable comments made by Parent with respect thereto.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.01    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)    the Company Stockholder Approval shall have been obtained;
(b)    any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and the Governmental Approvals under Review Laws set forth in Section 7.01(b) of the Company Disclosure Letter shall have been obtained;
(c)    no court of competent jurisdiction or other Governmental Authority shall have issued a Judgment or enacted a Law (each, a “Restraint”) that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions; and
(d)    the CSG-Vista Outdoor Merger shall have been consummated in accordance with the CSG-Vista Outdoor Merger Agreement and the Closing Statement (as defined in the Separation Agreement) shall have become final and binding and the Closing

Adjustment Amount (as defined in the Separation Agreement), if any, shall have been paid, in each case in accordance with Section 2.06 of the Separation Agreement.
Section 7.02    Conditions to Obligations of Company To Effect the Merger. The obligations of Company to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)    (i) the representations and warranties of Parent and Merger Sub set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.08, Section 3.09 and Section 3.12 shall be true and correct in all material respects, as of the Closing as though made at the Closing, except to the extent such representation and warranties expressly relate to an earlier date (in which case as of such earlier date) and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), other than, in the case of this clause (ii), any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;
(b)    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement, and each other Transaction Document to which they are a party, at or prior to the Closing; and
(c)    Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub (as applicable) of the conditions set forth in Sections 7.02(a) and 7.02(b).
Section 7.03    Conditions to Obligations of Parent and Merger Sub To Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)    (i) the representations and warranties of Company set forth in Section 4.01, Section 4.03 (other than Section 4.03(a)), Section 4.04, Section 4.19 and Section 4.24 and the representations and warranties of Vista Outdoor set forth in Section 10.01(a) and Section 10.01(b) shall be true and correct in all material respects, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), (ii) the representations and warranties of Company set forth in Section 4.03(a) shall be true and correct in all respects other than de minimis inaccuracies, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (iii) all other representations and warranties of Company and Vista Outdoor set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), other than, in the case of this clause (iii), any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;
(b)    each of Company and Vista Outdoor shall have performed in all material respects all obligations required to be performed by them under this Agreement, and each other Transaction Document to which they are a party, at or prior to the Closing;
(c)    Parent shall have received a certificate signed on behalf of Company by an executive officer of Company certifying the satisfaction by Company of the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(d);
(d)    since the date of this Agreement there shall not have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and
(e)    the Reorganization shall have been completed.
Section 7.04    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s (or such party’s Affiliate’s) failure to comply with this Agreement or the other Transaction Documents or use the efforts required pursuant to this Agreement or the other Transaction Documents to cause the Closing to occur, including as required by Section 6.04.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01    Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a)    by mutual written consent of Company and Parent;
(b)    by either Company or Parent:
(i)    if the Effective Time has not occurred on or before February 4, 2025 (the “Initial End Date” and, as extended pursuant to the immediately succeeding proviso, the “End Date”); provided that, if on the Initial End Date, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied on the Initial End Date if the Closing occurred on such date) or waived, other than those conditions set forth in Section 7.01(b) or 7.01(c) (with respect to Section 7.01(c), solely to the extent that such Restraint arises under the HSR Act or any other Review Law), then the Initial End Date will be automatically extended to March 4, 2025; provided further that the right to terminate this Agreement pursuant to this

Section 8.01(b)(i) shall not be available to a party if the failure of the Effective Time to occur on or before the End Date is primarily due to the breach by such party of any Transaction Document (including, in the case of Company, Vista Outdoor, and, in the case of Parent, Merger Sub);
(ii)    if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) (and such party’s Affiliates) shall have performed in all material respects its obligations under this Agreement to prevent the entry of and to remove such Restraint in accordance with its obligations under Section 6.04;
(iii)    if the CSG-Vista Outdoor Merger Agreement has been validly terminated; or
(c)    by Company:
(i)    if Parent or Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Parent has received written notice from Company identifying such breach or failure to perform and stating Company’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i); provided that Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if (x) Company or Vista Outdoor is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any condition set forth in Section 7.03(a) or 7.03(b); or
(ii)    if (A) all of the conditions in Section 7.01 and Section 7.03 have been satisfied or waived (other than (I) the condition set forth in Section 7.03(e); provided that such condition is reasonably capable of being satisfied immediately prior to the Closing and (II) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing), (B) Company has irrevocably confirmed by written notice to Parent that (1) all conditions set forth in Section 7.02 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that it would be willing to waive any unsatisfied conditions in Section 7.02 if the Closing were to occur, and (2) it is ready, willing, and able to consummate the Closing and (C) Parent fails to consummate the Closing on or prior to the date that is the earlier of (x) three Business Days following the date the Closing should have occurred pursuant to Section 1.03 and (y) the End Date; provided that no party shall be permitted to terminate this Agreement pursuant to Section 8.01(b)(i) during the period expiring on the date set forth in clause (x) or (y) (as applicable); or
(d)    by Parent:
(i)    if Company or Vista Outdoor breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any

Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Company has received written notice from Parent identifying such breach or failure to perform and stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if Parent or Merger Sub is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any condition set forth in Section 7.02(a) or 7.02(b); or
(ii)    prior to obtaining the Company Stockholder Approval, if the Company Stockholder Approval has not been obtained at the Company Stockholder Meeting within twenty-four (24) hours following the execution and delivery of this Agreement.
Section 8.02    Effect of Termination. In the event of valid termination of this Agreement as provided in Section 8.01, written notice of such termination shall be given to the other party or parties hereto, specifying the provision of Section 8.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any Liability on the part of Company or any Company Related Party or Parent, Merger Sub or any Parent Related Party, other than (a) the last sentence of Section 6.03, Section 6.06, Section 6.13(b), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination and continue in full force and effect in accordance with their respective terms, (b) the Confidentiality Agreement and the Limited Guarantee shall survive such termination in accordance with their respective terms and (c) subject to Sections 8.03(d) and 8.03(e), any Liability resulting from Fraud or willful and material breach by any party hereto of this Agreement or any other Transaction Document.
Section 8.03    Termination Fees.
(a)    If:
(i)    either Parent or Company terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(ii) and, at the time of such termination, all of the conditions set forth in Sections 7.01 and 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied on the date of termination if the Closing occurred on such date) or waived, other than those conditions set forth in Section 7.01(b) or 7.01(c) (with respect to Section 7.01(c), solely to the extent that such Restraint arises under the HSR Act or any other Review Law); or
(ii)    (A) Company terminates this Agreement pursuant to Section 8.01(c)(i) or 8.01(c)(ii) or (B) Parent terminates this Agreement pursuant to Section 8.01(b)(i), if at such time Company could have validly terminated this Agreement pursuant to Section 8.01(c)(i) or 8.01(c)(ii);

then, in either case, Parent shall pay to Company $71,110,000 (the “Parent Termination Fee”) in immediately available funds to an account designated by Company. Such payment shall be due (x) concurrently with termination by Parent or (y) within two Business Days after written notice of termination by Company (as applicable). Parent shall not be obligated to make more than one payment pursuant to this Section 8.03(a).
(b)    If (A) the CSG-Vista Outdoor Merger Agreement is terminated, (B) this Agreement is terminated (x) by Parent pursuant to Section 8.01(d)(ii) or (y) by Parent or Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) (unless, in the case of termination pursuant to this clause (y), at such time Company could have validly terminated this Agreement pursuant to Section 8.01(c)(i) or 8.01(c)(ii)) and (C) Vista Outdoor is, either concurrently with such termination of the CSG-Vista Outdoor Merger Agreement or at anytime thereafter, required to pay to CSG the Vista Outdoor Termination Fee pursuant to Section 8.03(b) of the CSG-Vista Outdoor Merger Agreement, then Vista Outdoor shall pay, or shall cause Company to pay, to Parent $28,125,000 (the “Company Termination Fee”) in immediately available funds to an account designated by Parent. Such payment shall be due simultaneously with the payment of the Vista Outdoor Termination Fee pursuant to Section 8.03(b) of the CSG-Vista Outdoor Merger Agreement. Neither Vista Outdoor nor Company shall be obligated to make more than one payment pursuant to this Section 8.03(b).
(c)    Each of the parties hereto acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement and each other Transaction Document to which it is a party. Accordingly, if Vista Outdoor or Parent, as the case may be, fails to promptly pay any amount due pursuant to this Section 8.03, and, in order to obtain payment of such amount, Parent or Company, as the case may be, commences an Action which results in a final, non-appealable order against the other requiring the payment set forth in this Section 8.03, such paying party shall pay or cause to be paid to the other party, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such Action, together with interest on such due and unpaid amount pursuant to this Section 8.03 at the rate of (i) the prime rate as published in The Wall Street Journal in effect on the date such amount was required to be paid plus (ii) 2% through the date such payment was actually received.
(d)    Subject in all respects to Section 8.02, Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and Section 8.03(c), in the event the Parent Termination Fee is paid to Company in circumstances under which the Parent Termination Fee is payable pursuant to Section 8.03(a), payment of the Parent Termination Fee (which, for the avoidance of doubt, shall be payable to Company solely in the circumstances described in Section 8.03(a)) shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Vista Outdoor, Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources (including the Debt Financing Sources and the Equity Financing Sources), managers, members, directors, officers or Affiliates

(collectively, the “Parent Related Parties”) for any and all losses, damages, fees, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of the Parent Termination Fee, none of the Parent Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions. In no event shall Company be entitled to seek or obtain any recovery or judgment in excess of the aggregate amount of the Parent Termination Fee and any amounts payable pursuant to Section 6.13 or Section 8.03(c) against the Parent, Merger Sub and or any other Parent Related Parties, including for any type of damage relating to this Agreement or the Transactions, whether at law or in equity, in contract, in tort or otherwise.
(e)    Subject in all respects to Section 8.02, Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and Section 8.03(c), in the event the Company Termination Fee is paid to Parent in circumstances under which the Company Termination Fee is payable pursuant to Section 8.03(b), payment of the Company Termination Fee (which, for the avoidance of doubt, shall be payable to Parent solely in the circumstances described in Section 8.03(b)) shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Parent, Merger Sub and the other Parent Related Parties against Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any and all losses, damages, fees, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions.
Section 8.04    Amendment. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.
Section 8.05    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
GENERAL PROVISIONS
Section 9.01    Nonsurvival of Representations and Warranties and Covenants and Agreements. None of the representations and warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than any other Transaction Document), or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time, except to the extent covenants and agreements contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time. Notwithstanding the foregoing, nothing herein is intended to limit any party’s liability resulting from Fraud or the willful and material breach by such party of this Agreement or any other Transaction Document.
Section 9.02    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) on the date of dispatch by the sender in the case of electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (d) upon the earlier of confirmed receipt and the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:
(i)    if to Company, to:
Revelyst, Inc.
900 Ehlen Drive
Anoka, MN 55303
Attention:        Eric Nyman, CEO; and
Jung Choi, General Counsel & Corporate Secretary
Email:             eric.nyman@revelyst.com; and
jung.choi@revelyst.com
with a copy to, prior to the Closing:
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:        Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:             carcella@cravath.com;
agruber@cravath.com; and
bpfalzgraf@cravath.com
with a copy to, following the Closing:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:        Benjamin M. Goodchild, Robert A. Kindler, Nickolas Bogdanovich
Email:             bgoodchild@paulweiss.com
rkindler@paulweiss.com; and
nbogdanovich@paulweiss.com
(ii)    if to Vista Outdoor, to:
Vista Outdoor Inc.
900 Ehlen Drive
Anoka, MN 55303
Attention:        Jason Vanderbrink, CEO (The Kinetic Group);
Jeffrey Ehrich, General Counsel & Corporate Secretary
(The Kinetic Group)
Email:             Jason.Vanderbrink@VistaOutdoor.com;
jehrich@tkghunt.com
with a copy to, prior to the consummation of the CSG-Vista Outdoor Merger:
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:        Craig F. Arcella, Aaron M. Gruber and Bethany A.
Pfalzgraf
Email:             carcella@cravath.com;
agruber@cravath.com; and
bpfalzgraf@cravath.com
with a copy to, following the consummation of the CSG-Vista Outdoor Merger:
Clifford Chance Prague LLP
Jungmannova Plaza
Jungmannova 745/24
110 00 Prague 1
Czech Republic
Attention:        David Kolacek, Nigel Wellings, Alexandra Wilde and David Stringer
Email:             david.kolacek@cliffordchance.com;
nigel.wellings@cliffordchance.com;
alexandra.wilde@cliffordchance.com; and
david.stringer@cliffordchance.com

(iii)    if to Parent or Merger Sub, to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:        Benjamin M. Goodchild, Robert A. Kindler, Nickolas Bogdanovich
Email:             bgoodchild@paulweiss.com
rkindler@paulweiss.com; and
nbogdanovich@paulweiss.com
Any party hereto may, by notice to the other parties hereto, change the address and identity of the Person to which such notices and copies of such notices are to be given. The parties agree that nothing in this Agreement shall affect each other party’s right to serve process in any other manner permitted by Law.
Section 9.03    Definitions. For purposes of this Agreement:
“Accelerated Company Equity Awards” means, collectively, each Company PSU, Company Cash-out RSU, Company Option and Company DSU entitled to receive Merger Consideration at the Effective Time pursuant to Section 2.04 and Section 2.05 of this Agreement; provided that, for purposes of determining the number of shares of Company Common Stock subject to such Accelerated Company Equity Awards, the number of shares of Company Common Stock subject to each Company PSU shall be based on the achievement of applicable performance goals at the level set forth in Section 2.04(b) of the Company Disclosure Letter.
“Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, examination, proceeding, litigation, audit or investigation by or before any Governmental Authority.
“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.
“Aggregate Option Exercise Price” means the sum of the exercise prices of all Company Options other than the Out-of-the-Money Company Options.
“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering and bribery, including the FCPA and the UK Bribery Act of 2010.

“Base Purchase Price” means $1,125,000,000.
“Benefit Plan” means, with respect to any Person, any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, termination, separation, severance, retention, change in control, salary continuation, life, death benefit, health, welfare, hospitalization, workers’ compensation, sick leave, vacation pay, child bonding leave, educational assistance, disability or accident insurance or other employee compensation or benefit plan, program, policy, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) that is sponsored, maintained or contributed to or required to be contributed to by such Person or to which such Person is a party.
“Board of Directors” means, with respect to any Person, the board of directors, the board of managers or functionally similar governing body of such Person, as applicable, or, if such Person is a limited partnership managed by a general partner, then the “Board of Directors” of such general partner, as applicable.
“Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.
“Cash Adjustment Amount” means an amount, which may be positive or negative, equal to (a) the Company Cash minus (b) the Company Debt minus (c) $25,000,000 minus (d) the proceeds received by Company or any Company Subsidiary from the sale, transfer, assignment, disposition or license (other than licensing in the ordinary course of business for which Company or a Company Subsidiary receives revenue) of any asset (other than inventory in the ordinary course of business) from the date of this Agreement through the Closing Date (but excluding, for the avoidance of doubt, any proceeds received in connection with the CSG-Vista Outdoor Merger Agreement).
“Closing Income Taxes” means the amount (which shall not be less than zero) of all unpaid income Taxes of Company and its Subsidiaries for any Tax period (or portion thereof) ending on or prior to the Closing Date for which a Tax Return has not yet been filed as of the

Closing Date by reason of such Tax Return not being yet due (whether or not such Taxes are due and payable as of the Closing Date), other than any Closing Taxes (as defined in the Separation Agreement). “Closing Income Taxes” shall be calculated (A) as of the end of the Closing Date, (B) in a manner consistent with the past practices of Company or the applicable Subsidiary to the extent such past practices are supported at a “more likely than not” or higher level of comfort, (C) except as otherwise provided in this definition, by disregarding any deferred income Tax assets or liabilities, (D) by disregarding any transactions, actions or elections entered into by members of the Company Group outside the ordinary course of business on the Closing Date after the Closing and not (x) otherwise contemplated by this Agreement or the Separation Agreement, (y) required by applicable Law or by a Contract entered into by a member of the Company Group prior to the Closing or (z) approved in writing by Company, (E) taking into account any estimated income Tax payments and overpayments of income Taxes with respect to any Tax period (or portion thereof) ending on or before the Closing Date as reductions of the liability for income Taxes for such period, (F) taking into account all amounts that are deductible, for income Tax purposes, at a “more likely than not” or higher level of comfort under applicable Law by any member of the Company Group and relate to or arise from the payments of amounts that are included in Company Debt (or amounts that would have been included in such definition but were paid prior to the Closing) and assuming an election was made under Rev. Proc. 2011-29, 2011-18 I.R.B. 746 with respect to any applicable fees, (G) taking into account any “global intangible low-taxed income” within the meaning of Section 951A of the Code and “subpart F income” within the meaning of Section 952 of the Code of any “controlled foreign corporations” for taxable years (or portions thereof) ending on or before the Closing Date and (H) disregarding the effect of any election made with respect to Company under Section 338(g) of the Code. In the case of any taxable period that includes, but does not end on, the Closing Date (such period, a “Straddle Period”), “Closing Income Taxes” shall include an amount of income Taxes allocable to the portion of the Straddle Period ending on and including the Closing Date, based on an “interim closing of the books” method as of the end of the day on the Closing Date, except that (i) exemptions, allowances and deductions that are calculated on an annual basis (such as depreciation deductions) and (ii) Taxes that are imposed on a periodic basis (such as real or personal property Taxes) shall, in each case, be allocated ratably across the entire Straddle Period on a per diem basis and if Company or any of their respective Subsidiaries owns an interest in any entity treated for purposes of an applicable Tax Law as a “flow-through” or fiscally transparent entity or a controlled foreign corporation, or in a similar manner, then such entity’s taxable year shall be deemed to close at the end of the Closing Date.
“Code” means the U.S. Internal Revenue Code of 1986.
“Company Assets” has the meaning given to the term “Revelyst Assets” in the Separation Agreement.
“Company Benefit Plan” has the meaning given to the term “Revelyst Benefit Plan” in the Employee Matters Agreement.

“Company Business” means (i) the businesses and operations the financial results of which were collectively reported as the “Outdoor Products” reporting segment of Vista Outdoor during the period beginning on April 1, 2023 and ending immediately prior to the consummation of the CSG-Vista Outdoor Merger and (ii) the business and operations of Company and the Company Subsidiaries during the period beginning as of the consummation of the CSG-Vista Outdoor Merger and ending immediately prior to the Effective Time.
“Company Business Balance Sheet” means the condensed combined balance sheet of the Company Business, including the notes thereto, as of June 30, 2024, as set forth in Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.
“Company Business Balance Sheet Date” means June 30, 2024.
“Company Business Intellectual Property” means, collectively, the Company Business Owned Intellectual Property and all other Intellectual Property used in or otherwise necessary to conduct the Company Business as conducted by Vista Outdoor and its Subsidiaries on the date of this Agreement and Company and the Company Subsidiaries as of immediately prior to Closing.
“Company Business Owned Intellectual Property” means all Intellectual Property owned or purported to be owned (or which, following the consummation of the Separation, will be owned or purported to be owned) by the Company or a Company Subsidiary.
“Company Cash” means all cash, cash equivalents and bank deposits held by Company or any Company Subsidiary as of 11:59pm New York City time on the day immediately preceding the Closing Date; provided, however, that “Company Cash” shall (a) be calculated net of all outstanding checks, other pending debits and any other negotiable instruments used like checks of Company or any Company Subsidiaries and (b) exclude all Restricted Cash.
“Company Cash-out RSU” means any Company RSU that is not a Company Rollover RSU.
“Company Debt” means, with respect to Company and its Subsidiaries, as of immediately prior to the Closing, without duplication and regardless of the maturity or when due and payable (A) all obligations of Company and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind to Company and its Subsidiaries (other than extensions of trade credit to customers of Company and its Subsidiaries in the ordinary course of business consistent with past practice), (B) all obligations of Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (C) all lease obligations of Company and its Subsidiaries classified as capital or finance leases in the Company Business Financial Information or required to be classified as capital or finance leases in accordance with GAAP, (D) all obligations of Company and its Subsidiaries pursuant to securitization or factoring programs or arrangements, (E) all guarantees and arrangements having the economic effect of a guarantee, direct or indirect, in any manner, by Company or any of its Subsidiaries of any Indebtedness of any other Person, (F) all obligations or undertakings of Company to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (G) net cash payment obligations of Company and its Subsidiaries under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (H) letters of credit, bank guarantees, surety bonds, performance bonds and other similar contractual obligations entered into by or on behalf of Company and its Subsidiaries, to the extent drawn, (I) all interest, overdraft fees, premiums, penalties, breakage costs (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)) and fees (including any termination fees) related to any of the foregoing, (J) other than any Earn-Out Payment (as defined in the Separation Agreement), all obligations for the deferred purchase price of property, business, assets, securities, goods or services, including all earn-out payments, seller notes, holdbacks, and other similar payments (whether contingent or otherwise), in each case as would be accrued on the condensed combined balance sheet of the Company Business if prepared as of such date in accordance with GAAP, (K) (1) any outstanding and unpaid severance in respect of any employee of Company and its Subsidiaries terminated prior to the Closing, including, solely to the extent payable upon termination of the relevant employment, any earned but unused vacation, sick leave or other applicable paid time-off benefits, but excluding any severance costs incurred as a result of a termination of employment at the direction or request of Parent, (2) all obligations with respect to unfunded or underfunded deferred compensation or defined benefit pension plans and (3) any earned but unpaid bonuses (including, for the avoidance of doubt, any Cash-Based Retention Awards identified in Item 6 of Section 4.10(a) of the Company Disclosure Letter and the transaction incentive award identified in Item 7 of the Section 4.10(a) of the Company Disclosure Letter, in each case, to the extent earned but unpaid) or commissions as of the Closing and amounts payable pursuant to Section 6.15(c) of this Agreement as either a Pre-Closing Bonus or a Post-Closing Bonus (in the case of a Post-Closing Bonus, based on threshold level of performance achievement), in the case of each of clauses (1), (2) and (3), together with the employer portion of any applicable Taxes payable with respect thereto, (L) all Closing Income Taxes, (M) all unpaid obligations of Company and its Subsidiaries pursuant to Section 2.01(k) or Section 2.06 of the Separation Agreement and (N) all unpaid fees, costs, commissions or expenses incurred, payable or reimbursable by or on behalf of Company or any of its Subsidiaries in connection with the preparation, negotiation, execution of this Agreement, the other Transaction Documents, the CSG-Vista Outdoor Merger Agreement or the Separation Agreement, or the consummation or performance of the Transactions or the CSG-Vista Outdoor Merger (including fees, costs and expenses of counsel, accountants, consultants, brokers, investment bankers and other advisors).
“Company DSU” means a deferred stock unit under the Company Stock Plan outstanding as of immediately prior to the Effective Time.
“Company Employee” means (i) prior to the effective time of the CSG-Vista Outdoor Merger, each employee of Vista Outdoor and its Subsidiaries (including any member of the Company Group) whose work time is dedicated to the operation of the Company Business or

(ii) following the effective time of the CSG-Vista Outdoor Merger, each employee of the Company Group.
“Company Equity Awards” means, collectively, the Company PSUs, Company RSUs, Company Options and Company DSUs.
“Company ESPP” means the Revelyst, Inc. Employee Stock Purchase Plan to be adopted effective immediately prior to the effective time of the CSG-Vista Outdoor Merger.
“Company Group” means Company and each Company Subsidiary, but excluding any member of the Vista Outdoor Group.
“Company Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, (a) would prevent or materially impair or delay Company’s ability to consummate the Transactions or (b) has a material adverse effect on the business, results of operations or financial condition of the Company Business; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of clause (b) of this definition: any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Company Business operates or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) to the extent arising out of, resulting from or attributable to (A) changes in Law or in GAAP or in accounting standards, or enforcement of any of the foregoing after the date hereof, or any changes in general legal, regulatory or political conditions (including as a result of any election or campaign in connection therewith), (B) the announcement or performance of this Agreement or any other Transaction Document, or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, (C) acts of war (whether or not declared), riots, public disorder, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), riots, public disorder, sabotage or terrorism, (D) volcanoes, tsunamis, pandemics, epidemics, earthquakes, hurricanes, tornados, floods or other natural disasters or force majeure events, (E) any action taken or refrained from being taken by Company or any of its Subsidiaries (i) that is expressly required by this Agreement or any other Transaction Document or (ii) at Parent’s written request, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, the Equity Financing Sources or any of their respective Affiliates, (G) any litigation in connection with this Agreement or any other Transaction Document or the Transactions, (H) any “shelter in place”, “stay in home”, shut down, closure, sequestration related law, directive, policy, guideline or recommendation promulgated by any Governmental Authority after the date hereof, (I) any change or prospective change in Company’s or any of its Subsidiaries’ credit ratings, (J) any decline in the market price, or change in trading volume, of any capital stock or other securities of Company or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (I), (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the other exceptions set forth in this definition) constitutes a Company Material Adverse Effect); provided that any effect, change, event or occurrence referred to in clauses (i), (ii)(A), (ii)(C), or (ii)(D) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industry in which Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).
“Company Option” means an option to purchase Company Common Stock under the Company Stock Plan outstanding as of immediately prior to the Effective Time.
“Company Permitted Liens” means (a) Liens securing Indebtedness reflected on the Company Business Balance Sheet or incurred since the Company Business Balance Sheet Date in the ordinary course of business or as otherwise contemplated or permitted by this Agreement; provided that Liens securing any Indebtedness will be released as and when required by the terms of this Agreement, (b) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which the Company and the Company Subsidiaries comply with in all material respects and which do not materially impair the use of such property as it is presently used in connection with the Company Business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (d) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business, (e) Liens set forth on Section 9.03 of the Company Disclosure Letter, (f) Liens which are non-monetary Liens entered into prior to, on or after the date of this Agreement and consist of utility easements, access easements and other similar Liens entered into in the ordinary course of business consistent with past practice and (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice.
“Company PSU” means a performance stock unit under the Company Stock Plan outstanding and unvested as of immediately prior to the Effective Time.
“Company Rollover RSU” means any Company RSU designated by Company as a Company Rollover RSU prior to the Effective Time in accordance with the methodology set forth in Section 9.03 of the Company Disclosure Letter.
“Company RSU” means a restricted stock unit (or portion thereof) subject solely to time-based vesting conditions under the Company Stock Plan outstanding and unvested as of immediately prior to the Effective Time.

“Company Stock Plan” has the meaning given to the term “Revelyst Stock Plan” in the Employee Matters Agreement.
“Company Stockholder Approval” means the approval of this Agreement by the sole stockholder of Company at the Company Stockholder Meeting.
“Company Subsidiary” means (a) each Person that will be a Subsidiary of Company as of the completion of the Reorganization and (b) each Person that becomes a Subsidiary of Company after the effective time of the CSG-Vista Outdoor Merger, including in each case any person that is merged or consolidated with or into any Subsidiary of Company.
“Consent” means any consents, waivers, notations, licenses, Permits, certifications, authorizations, ratifications, permissions, exemptions or approvals from, or notification requirements to, any Person other than a member of either Group.
“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.
“Controlled Group Liability” means all Liabilities (a) under Section 302 of ERISA, (b) under Title IV of ERISA and (c) under Section 412 or 4971 of the Code, in the case of each of clauses (a), (b) and (c), that are imposed on Company or any Company Subsidiary under or in respect of a Company Benefit Plan solely by reason of the treatment of Company or any Company Subsidiary as a single employer with another Person as a result of the application of Section 414(b), (c), (m) or (o) of the Code or by reason of the treatment of Company or any Company Subsidiary as under common control with another Person as a result of the application of Section 4001(b) of ERISA.
“CSG-Vista Outdoor Merger Consideration” has the meaning given to the term “Merger Consideration” in the CSG-Vista Outdoor Merger Agreement.
“CSG-Vista Outdoor Transaction Documents” has the meaning given to the term “Transaction Documents” in the CSG-Vista Outdoor Merger Agreement.
“CSG-Vista Outdoor Transactions” has the meaning given to the term “Transactions” in the CSG-Vista Outdoor Merger Agreement.
“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.
“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the Transactions, including the parties to any commitment letters (including the Debt Commitment Letter), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, attorneys, agents and representatives and their respective permitted successors and permitted assigns.
“DGCL” means the General Corporation Law of the State of Delaware.
“dollars” or “$” means lawful money of the United States of America.
“Domain Names” means Internet domain names, URLs and social media identifiers, handles and tags.
“Employee Matters Agreement” means that certain Employee Matters Agreement, dated as of October 15, 2023, by and between Vista Outdoor and the Company, as amended by that certain side letter dated July 25, 2024.
“Environment” means: (a) land, including, surface land, sub-surface strata, sea bed and river bed under water and natural structures; (b) water, including, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and (c) air, including, air inside buildings and in other natural and man-made structures above or below ground.
“Environmental Laws” means all applicable Laws and Judgments relating to the protection of the Environment or to Environmental Matters.
“Environmental Liabilities” has the meaning given to that term in the Separation Agreement.
“Environmental Matters” means: (a) pollution or contamination of the Environment; (b) the generation, handling, storage, distribution, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Materials; (c) the exposure of any worker to Hazardous Materials; or (d) the creation of any noise, vibration, radiation, common law or statutory nuisance, in each case of clause (d) that causes a material adverse impact on the Environment.
“Environmental Permit” means any Governmental Approval issued or required pursuant to Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that would be deemed at any relevant time to be (a) a single employer with Company pursuant to Section 414(b), (c), (m) or (o) of the Code or (b) under common control with Company under Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing ABL Credit Agreement” means the Amended and Restated Asset-Based Revolving Credit Agreement dated as of August 5, 2022, among Vista Outdoor, the additional borrowers from time to time party thereto, the lenders from time to time party thereto, each lender from time to time party thereto, each L/C issuer from time to time party thereto and Capital One, National Association, as administrative agent.
“Existing Notes” means Vista Outdoor’s 4.500% senior notes due 2029 outstanding at the date of this Agreement, and shall include any Indebtedness that refinances such notes in full or in part incurred by Vista Outdoor or any of its Subsidiaries following the date of this Agreement and prior to the Closing Date.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“Final Determination” has the meaning given to that term in the Separation Agreement.
“Financing” means the Equity Financing and the Debt Financing.
“Form S-4” means the registration statement on Form S-4 filed by Company with the Commission to register under the Securities Act the shares of Company Common Stock to be issued in connection with the CSG-Vista Outdoor Merger, in the form declared effective by the Commission.
“Fraud” means actual fraud under the laws of the State of Delaware with respect to the representations and warranties in this Agreement, including the requisite elements of (i) making a false representation or warranty set forth in Article III, Article IV or Article X of this Agreement, (ii) with knowledge of the falsity of such representation or warranty, (iii) with an intention to induce the party to this Agreement to whom such representation or warranty is made to act or refrain from acting in reliance upon it, (iv) causing such party, in justifiable reliance upon such false representation or warranty, to take or refrain from taking action and (v) causing such party to suffer loss by reason of such reliance.
“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.
“Global Trade Laws” means the Sanctions, export, customs and anti-boycott Laws of any jurisdiction in which Company or any of its Subsidiaries is organized or does business, including (a) the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, (b) the ITAR administered by the U.S. State Department’s Directorate of Defense Trade Controls, (c) the import laws administered by U.S. Customs and Border Protection, (d) the economic sanctions rules and regulations administered by OFAC, (e) United Nations sanctions policies and (f) all relevant regulations promulgated under any of the foregoing.
“Government Bid” means any offer, quotation or bid which, if accepted or awarded, would lead to a Government Contract for the sale of goods or the provision of services.

“Government Contract” means any prime contract, subcontract, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement or other commitment or funding vehicle between Company or any Company Subsidiary and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor with respect to any contract described in clause (a) or (b).
“Governmental Approval” means any notices, reports or other filings to be given to or made with, or any Consents, registrations, permits or licenses to be obtained from, any Governmental Authority.
“Governmental Authority” means any federal, state, local, foreign, international or multinational court, government, quasi-government, department, commission, board, bureau, agency, official, public or private arbitrator or arbitral body, or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.
“Group” means either the Vista Outdoor Group or the Company Group, or both, as the context requires.
“Hazardous Materials” means (i) any per- or polyfluoroalkyl substances, lead, petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (ii) any other material, substance or waste that in relevant form or concentration is listed or defined as hazardous or toxic or that is otherwise listed, defined or regulated under any Environmental Law; and (iii) any substance that causes pollution or contamination of the Environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, at any date of determination, without duplication and regardless of the maturity or when due or payable, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business consistent with past practice), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee, direct or indirect, in any manner, by such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees, surety bonds, performance bonds and other similar contractual obligations entered into by or on behalf of such Person to the extent drawn and (ix) all interest, premiums, penalties, breakage costs (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)) and fees (including any termination fees) related to any of the foregoing.
“Intellectual Property” means any and all intellectual property and intellectual property and proprietary rights existing anywhere in the world, including the following: (a) patents (including utility and design rights and inclusive of all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent disclosures, issuances and applications (including provisional applications) and statutory invention registrations, (b) Trademarks, (c) copyrights, works of authorship (whether or not copyrightable, including all translations, adaptations, derivations and combinations thereof), mask works, designs and database rights, including, in each case, any registrations and applications for registration therefor, (d) Domain Names, (e) Software, (f) confidential and proprietary Know-How, (g) all tangible embodiments of the foregoing in whatever form or medium and (h) any other legal protections and rights, including moral rights, related to any of the foregoing.
“Intended Tax Treatment” means the intended tax treatment set forth on Schedule 1.01(a) of the Separation Agreement.
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means all Software, hardware, electronic data processing equipment, information technology and recordkeeping systems, networks, interfaces, platforms, peripherals, computers, middleware, servers, workstations, routers, hubs, switches, telecommunications systems, data communications lines and other information technology equipment.
“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R Sections 120-130.
“Judgment” means any judgment, order, injunction, ruling, writ, decree or other directive issued, promulgated or entered into by or with any Governmental Authority.
“Know-How” means technical, scientific, regulatory or other information, designs, ideas, concepts, invention disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data, technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, marketing, pricing, distribution cost and sales information, customer and supplier names and lists, tools, materials, apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, diagrams, flow charts, models, studies, reports, surveys, analyses and other writings.

“Knowledge of Company” means the actual knowledge of each Person set forth in Section 9.03 of the Company Disclosure Letter, after reasonable inquiry of such Person’s direct reports who are Company Employees.
“Knowledge of Parent” means the actual knowledge of each Person set forth in Section 9.03 of the Parent Disclosure Letter, after reasonable inquiry of such Person’s direct reports.
“Law” means any statute, law, regulation, ordinance, rule, rule of common law, Judgment, act, code, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.
“Lease Agreement” means any lease, license or other agreement governing Vista Outdoor or one of its Subsidiaries’ and, after giving effect to the Separation, Company or any Company Subsidiary’s use or occupancy of any Company Leased Real Property, including any amendment or guaranty thereof.
“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, Taxes, obligations, prohibitions, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any other Transaction Document, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).
“Lien” means any pledge, lien, charge, mortgage, encumbrance, title defect, easement, hypothecation, right of first refusal, right of first offer, transfer restriction or security interest of any kind or nature whatsoever.
“Merger Consideration” means an amount equal to (A) the sum of (x) the Revelyst Purchase Price plus (y) the Aggregate Option Exercise Price divided by (B) the sum of (x) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than any such shares of Company Common Stock held by Company, its Subsidiaries or Parent as of such time) plus (y) the number of shares of Company

Common Stock underlying Accelerated Company Equity Awards outstanding as of immediately prior to the Effective Time.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“NYSE” means the New York Stock Exchange.
“Other Sources” means cash on hand, undrawn capital commitments or other sources of funds immediately available to Parent, Merger Sub and any of their respective Subsidiaries.
“Out-of-the-Money Company Options” means any Company Option with a strike price that is greater than an amount equal to (A) the Revelyst Purchase Price divided by (B) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than any such shares of Company Common Stock held by Company, its Subsidiaries or Parent as of such time).
“Parent Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, would prevent or materially impair or delay Parent or Merger Sub’s ability to consummate the Transactions.
“Permit” means any approval, authorization, clearance, license, registration, permit, certificate, exemption or waiver issued by a Governmental Authority, including any Environmental Permit.
“Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.
“Personal Information” means (a) any information identifying, describing or relating to, directly or indirectly, an identified or identifiable natural person and (b) any information that constitutes personal information, personally identifiable information or personal data under any Privacy and Data Security Requirement.
“PPP” means the Paycheck Protection Program as described in the CARES Act and modified by the Small Business Administration and Department of Treasury guidance documents and FAQs, subsequent interim final rules, the Paycheck Protection Program Flexibility Act of 2020, Division N of the Consolidated Appropriations Act, 2021, the American Rescue Plan Act, and any subsequent amendments or updates to Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)(36)).
“Privacy and Data Security Requirements” means, with respect to a party and its Subsidiaries, as applicable to the respective business thereof and any IT Systems, (a) any Laws regulating the creating, recording, receiving, importing, exporting, collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, distributing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, safeguarding, privacy or processing (collectively, “Processing”) of Personal Information or security breach notification requirements (including, as applicable, the California Consumer Privacy Act, the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and any other Laws implementing the GDPR into national Law, the Personal Information Protection Law of the People’s Republic of China and other international, foreign, federal, local and state data security and data privacy Laws) (collectively, “Data Privacy Laws”), (b) obligations under all Contracts to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries is bound that relate substantially to the Processing of Personal Information or the protection of IT Systems and (c) all of the current internal and publicly posted written policies of such party or any of its Subsidiaries regarding the Processing of Personal Information.
“Public Official” means: (a) any officer, employee or representative of any Governmental Authority; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any Governmental Authority or any enterprise or organization identified in clause (a) or (c) above; and (e) any political party, party official or candidate for political office.
“Records” means all books, records and other documents, including all Tax records (including Tax Returns), books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.
“Registered Intellectual Property” means all patents and patent applications, registered or applied for Trademarks, registered copyrights and copyright applications and Domain Names.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act and the Exchange Act.
“Regulation S-X” means Regulation S-X promulgated under the Securities Act and the Exchange Act.
“Release” means any actual or threatened release, spill, emission, emptying, leaking, dumping, injection, escaping, pumping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives. For the purposes of this Agreement, Parent’s Representatives will be deemed to include the R&W Insurance Policy provider.
“Restricted Cash” means cash, cash equivalents and bank deposits to the extent not freely usable by Company or the Company Subsidiaries due to limitations, restrictions or Taxes on use or distribution or being otherwise restricted for a particular use, purposes or event, whether by Law, contract or otherwise, including restrictions on dividends or repatriations, other than any cash, cash equivalents or bank deposits that are used to collateralize any letters of credit or bank guarantees (i) set forth on Section 9.03 of the Company Disclosure Letter or (ii) entered into after the date hereof in the ordinary course of business (but, in the case of each of clauses (i) and (ii), only to the extent such collateral would be released upon the issuance of a letter of credit or bank guarantee under a revolving credit facility of Company and the Company Subsidiaries).
“Revelyst Purchase Price” means (i) the Base Purchase Price plus (ii) the Cash Adjustment Amount.
“Sanctioned Country” means any country or region or government thereof that is the subject or target of a comprehensive embargo under Global Trade Laws (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Global Trade Laws including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) any Person located, organized or resident in a Sanctioned Country; (c) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled, by a Person or Persons described in clauses (a) or (b); or (d) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.
“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Separation” has the meaning given to that term in the Separation Agreement.

“Software” means any and all (a) computer programs and applications, including software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation including user manuals and other training documentation relating to any of the foregoing.
“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the Board of Directors of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.
“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, filed or required to be filed with any Governmental Authority.
“Taxes” means (a) all taxes or similar duties, fees or charges or assessments imposed by a Governmental Authority, in each case in the nature of a tax, including any income, gross receipts, franchise, profits, value added, real or personal property, transfer, sales, use, ad valorem, license, withholding, payroll, unemployment, social security (or similar), occupation, stamp, excise, severance, premium, windfall profits, estimated, alternative or add-on minimum tax and (b) all interest, penalties and additions imposed with respect to the foregoing amounts.
“Trademarks” means trademarks, service marks, trade names, logos, slogans, trade dress or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith.
“Transaction Documents” means this Agreement, the Equity Financing Commitment, the Limited Guarantee and any other agreements entered into between the parties hereto in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Reorganization.
“Transition Services Agreement” means the transition services agreement to be entered into by Company and Vista Outdoor on or prior to the closing of the CSG-Vista Outdoor Merger.
“UK NSIA” means the United Kingdom National Security and Investment Act 2021.

“UK NSIA Notice” means a notice submitted pursuant to the UK NSIA. “Vista Outdoor Business” means the business and operations conducted by Vista Outdoor and its Subsidiaries immediately prior to the closing of the CSG-Vista Outdoor Merger, other than the Company Business.
“Vista Outdoor Common Stock” has the meaning given to “Company Common Stock” in the CSG-Vista Outdoor Merger Agreement.
“Vista Outdoor Equity Award” means equity-based awards in respect of shares of Vista Outdoor Common Stock granted under the Vista Outdoor Stock Plans held by any Company Employee.
“Vista Outdoor Group” has the meaning given to such term in the Separation Agreement.
“Vista Outdoor Proxy Statement” has the meaning given to the term “Proxy Statement” in the CSG-Vista Outdoor Merger Agreement.
“Vista Outdoor Stock Plans” has the meaning given to the term “Company Stock Plans” in the CSG-Vista Outdoor Merger Agreement.
“Vista Outdoor Stockholders’ Meeting” has the meaning given to the term “Company Stockholders’ Meeting” in the CSG-Vista Outdoor Merger Agreement.
“Vista Outdoor Subsidiary” means each Subsidiary of Vista Outdoor other than Company and the Company Subsidiaries.
“Vista Outdoor Termination Fee” has the meaning given to the term “Company Termination Fee” in the CSG-Vista Outdoor Merger Agreement.
Section 9.04    Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.05    Interpretation.
(a)    Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include any other gender as the context requires. The terms “hereof”, “herein”, “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Annexes, Exhibits and Schedules hereto) and not to any particular provision of this Agreement. Article, Section, Annex, Exhibit or Schedule references are to the articles, sections, annexes, exhibits and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any other Transaction Document but not otherwise defined therein shall have the meaning as defined in this Agreement or the other Transaction Document to which such

Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein). Any definition of or reference to any Law shall be construed as referring to such Law as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor Laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All references to “$” or dollar amounts are to the lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions hereof. References herein to a day or number of days shall refer to calendar days, unless such reference is specifically to a “Business Day” and the terms “year” and “years” shall refer to calendar years, unless such reference is specifically to a fiscal year. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on or such act or step shall be required to be taken on or by, as applicable, the next succeeding Business Day. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
(b)    The words “made available to Company” and words of similar import refer to documents delivered in person or electronically to Vista Outdoor (prior to the consummation of the CSG-Vista Outdoor Merger), Company or their Representatives. The words “made available to Parent”, “made available to Merger Sub” and words of similar import refer to documents (i) posted to the Intralinks virtual dataroom by or on behalf of Vista Outdoor or Company, (ii) delivered in person or electronically to Parent, Merger Sub or their Representatives or (iii) contained in any Filed SEC Documents.
(c)    Notwithstanding anything to the contrary set forth herein, all representations and warranties in Article IV that cover any business or Person acquired by Company or any Company Subsidiary or Vista Outdoor or any of its Subsidiaries on or after April 1, 2020 shall be deemed to be made to the Knowledge of Company with respect to such business or Person for any time period prior to the acquisition of such business or Person.
Section 9.06    Disclosure Letters. Any matter disclosed in any section of the Parent Disclosure Letter or the Company Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Parent or Merger Sub or Company or Vista Outdoor, as applicable, to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the face of such disclosure.
Section 9.07    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
Section 9.08    Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each other party hereto. This Agreement may be executed by electronic or PDF signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.
Section 9.09    Entire Agreement; No Third-Party Beneficiaries; No Other Representations or Warranties.
(a)    This Agreement, taken together with the Parent Disclosure Letter and the Company Disclosure Letter, the other Transaction Documents and the Confidentiality Agreement, and any Annexes, Exhibits and Schedules hereto and thereto, (i) contain the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between such parties with respect to the subject matter hereof or thereof other than those set forth or referred to herein or therein (provided that the Parent Disclosure Letter, the Company Disclosure Letter and the Annexes, Exhibits and Schedules hereto are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein) and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies (other than, following the Effective Time, the provisions of Section 6.05, which shall be enforceable by the specified beneficiaries thereof).
(b)    Company acknowledges and agrees that, except for the representations and warranties contained in Article III and in the other Transaction Documents to which such Person is a party, none of Parent, Merger Sub or any of their Subsidiaries or any other Person makes any representation or warranty, express or implied, with respect to Parent or Merger Sub or with respect to any information furnished, disclosed or otherwise made available to Company, Vista Outdoor or any of their respective Representatives in the course of their due diligence investigation of Parent or Merger Sub and the negotiation of this Agreement and the other Transaction Documents or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, none of Parent or Merger Sub or any other Person shall be subject to any Liability or responsibility whatsoever to Company or its respective Affiliates or its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Parent’s furnishing, disclosing or otherwise making available any information, documents or material in any form to Company or its Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.
(c)    Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article IV and Article X and in the other Transaction Documents to which such Person is a party, neither Vista Outdoor nor Company nor any of their Subsidiaries nor any other Person makes any representation or warranty, express or implied, with respect to Company, the Company Subsidiaries, the Company Business, Vista Outdoor, the Vista Outdoor Subsidiaries or the Vista Outdoor Business or with respect to any information furnished, disclosed or otherwise made available to Parent or Merger Sub or any of their respective Representatives in the course of their due diligence investigation of Company or the Company Business or otherwise and the negotiation of this Agreement and the other Transaction Documents or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Company or Vista Outdoor nor any other Person shall be subject to any Liability or responsibility whatsoever to Parent or Merger Sub or any of their respective Affiliates or any of their respective stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Company’s, Vista Outdoor’s or any of their respective Affiliates or Representatives’ furnishing, disclosing or otherwise making available any information, documents or material in any form to Parent, Merger Sub or their respective Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.
Section 9.10    Governing Law. This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, regardless of the Laws that might otherwise govern under applicable conflicts of law principles.
Section 9.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of each other party hereto;

however, Parent or Merger Sub may assign (or pledge as security for any financing or assign to any lender as collateral security, including the Debt Financing) any of their respective rights under this Agreement, in whole or in part, without the prior written consent of Company or Vista Outdoor, to one or more of its Affiliates at any time, provided that such assignment (or pledge) shall not relieve Parent or Merger Sub of any of their respective obligations hereunder. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No assignment permitted by this Section 9.11 shall release the assigning party from Liability for the full performance of its obligations under this Agreement.
Section 9.12    Enforcement.
(a)    In the event of any actual or threatened breach of this Agreement, the affected party shall have the right to specific performance and injunctive or other equitable relief, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative; provided that, for the avoidance of doubt, under no circumstances shall any party hereto be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable. The parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages (including any fees payable pursuant to Section 8.03), even if available, would not be an adequate remedy. Any requirements for the securing or posting of any bond with such remedy are waived. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the Transactions and without such right the parties hereto would not have entered into this Agreement.
(b)    Notwithstanding anything to the contrary in Section 9.12(a), each of the parties hereto agrees that Company shall only be entitled to specific performance of Parent’s and Merger Sub’s obligations to consummate the Closing and cause the Equity Financing to be funded if, and only if, (i) all of the conditions in Section 7.01 and Section 7.03 have been satisfied or waived (other than (A) the condition set forth in Section 7.03(e); but subject to such condition being able to be satisfied immediately prior to the Closing and (B) those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing); and (ii) Company has irrevocably confirmed by written notice to Parent that if the Equity Financing is funded, then Company is ready, willing and able to consummate the Closing
Section 9.13    Jurisdiction.
(a)    Each of the parties hereto (i) irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the parties hereto or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise, (ii) agrees that it shall not assert, and hereby waives, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper or that the forum is inconvenient or any similar objection, claim or argument and (iii) agrees that a final judgment in any Action resolved in accordance with Section 9.12 and this Section 9.13 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING IN ANY WAY TO ANY TRANSACTION DOCUMENT OR ANY TRANSACTION.
(b)    Each of the parties hereto agrees that (i) actions in the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) (any such court, the “Court”) afford adequate procedural protections consistent with due process, that the Court’s Judgments are final and that actions in the Court otherwise fulfill all conditions necessary for the enforcement of its Judgments in a foreign tribunal and (ii) such party shall not contest the foregoing in any such enforcement Action, in any foreign tribunal.
Section 9.14    Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, Company (on behalf of itself and its Affiliates and, to the fullest extent legally permissible, the other Company Related Parties): (a) agrees that it will not bring or support any Person in any Action of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any commitment letter with respect to the Debt Financing (the “Debt Commitment Letter”), the definitive agreements entered into in connection with the Debt Financing (the “Debt Financing Agreements”) or the performance thereof or the financings contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable Law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (b) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court; (c) agrees that, except as specifically set forth in the Debt Commitment Letter or the Debt Financing Agreements (including as it relates to (I) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (II) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 8.01(d)(i) or decline to consummate the Closing as a result thereof pursuant to Section 7.03(a) and (III) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction), all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby shall be exclusively governed by the laws of the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (d) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Commitment Letter or any Debt Financing Agreement, (i) the parties hereto hereby acknowledge and agree that no party hereto or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders (x) shall have any rights or claims against any Debt Financing Sources or their Affiliates or representatives in any way relating to this Agreement, the Debt Financing, the Debt Commitment Letter or the Debt Financing Agreements or any of the Transactions, or in respect of any other document or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise, and hereby waives all such rights or claims and (y) agrees not to commence any Action against any Debt Financing Sources or their Affiliates or representatives in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the Debt Financing Agreements or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby, and (ii) no Debt Financing Source shall have any Liability to any party hereto or its Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders for any Liabilities of any party hereto under this Agreement or for any claim or damages based on, in respect of or by reason of the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this Section 9.14 and this Section 9.14 shall not be amended or waived in a manner adverse in any material respect to any Debt Financing Source without its prior written consent. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 9.14 shall in any way affect any party’s or any of its Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Commitment Letter and any Debt Financing Agreements.
Section 9.15    [Reserved].
ARTICLE X
REPRESENTATIONS AND WARRANTIES OF VISTA OUTDOOR
Section 10.02    Representations and Warranties of Vista Outdoor. Vista Outdoor hereby represents and warrants to Parent and Merger Sub, as of the date hereof, except as disclosed (i) in the manner contemplated in Section 9.06, in the Company Disclosure Letter or (ii) in the Filed SEC Documents, other than in any disclosures in any such Filed SEC Document contained in the “Risk Factors”, “Statement Regarding Forward-Looking Information” and “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or under similarly titled captions or sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact; provided that nothing in the Filed SEC Documents shall be deemed to be disclosures against Section 10.01(a):
(a)    Organization, Standing and Power. Vista Outdoor is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Vista Outdoor has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Vista Outdoor has made available to Parent true and complete copies of the organizational documents of Vista Outdoor as amended through, and in full force and effect as of, the date of this Agreement, and Vista Outdoor is not in violation of any provision of its organizational documents, other than such violations that, individually or in the aggregate, would not prevent or materially impair or delay Vista Outdoor’s ability to consummate the Transactions.
(b)    Authority; Execution and Delivery; Enforceability. Vista Outdoor has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Vista Outdoor of each Transaction Document to which it is or is contemplated to be a party and the consummation by Vista Outdoor of the Transactions has been duly authorized by the Board of Directors of Vista Outdoor, as applicable, and no other corporate proceedings on the part of Vista Outdoor are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions, and Vista Outdoor has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Vista Outdoor in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Upon the execution and delivery by Vista Outdoor of each other Transaction Document to which it is or is contemplated to be a party, and assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).
(c)    No Conflicts; Governmental Approvals.
(i)    The execution and delivery by Vista Outdoor of each Transaction Document to which it is a party does not, the execution and delivery by Vista Outdoor of each Transaction Document to which it is contemplated to be a party will not, and the consummation by Vista Outdoor of the Transactions and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Vista Outdoor under, any provision of (A) the certificate or articles of incorporation, bylaws or comparable organizational documents of Vista Outdoor, (B) any Contract to which Vista Outdoor is a party or by which any of its properties or assets is bound, or (C) subject to the filings, Consents and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Vista Outdoor or its properties or assets, other than, in the case of clauses (B) and (C) above, any such item that, individually or in the aggregate, would not prevent or materially impair or delay Vista Outdoor’s ability to consummate the Transactions.
(ii)    No Governmental Approval is required to be obtained or made by or with respect to Vista Outdoor in connection with the execution, delivery and performance by Vista Outdoor of any Transaction Document to which it is a party or the consummation by Vista Outdoor of the Transactions, other than (A) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth on Section 4.05(b) of the Company Disclosure Letter, (B) compliance by Vista Outdoor with the rules and regulations of NYSE, (C) compliance with and filings and approvals under any applicable international, federal or state securities or “blue sky” Laws, and (D) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, would not prevent or materially impair or delay Vista Outdoor’s ability to consummate the Transactions.
[Signature Page Follows]

IN WITNESS WHEREOF, each of Vista Outdoor, Company, Parent and Merger Sub has duly executed this Agreement, all as of the date first written above.

VISTA OUTDOOR INC.

By	/s/ Jason Vanderbrink
Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

REVELYST, INC.

By	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Chief Executive Officer

OLIBRE LLC

By	/s/ Alec Roman
Name:	Alec Roman
Title:	Secretary

CABIN RIDGE INC.

By	/s/ Alec Roman
Name:	Alec Roman
Title:	Secretary

Annex I
Glossary of Defined Terms

Term	Section
Agent	2.02
Agreement	Preamble
Annual Incentive Plan	6.15(c)
Cash Adjustment Calculation Statement	6.22
Certificate	2.01(c)
Certificate of Merger	1.04
Closing	1.03
Closing Date	1.03
Company	Preamble
Company Business Financial Information	4.06(a)
Company Business Registered Intellectual Property	4.16(a)
Company Common Stock	2.01(b)
Company Disclosure Letter	IV
Company Equity Interests	4.03(a)
Company Group Permits	4.13(b)
Company Indemnified Parties	6.05(a)
Company Leased Real Property	4.15(b)
Company Material Contract	4.17(a)
Company Owned Real Property	4.15(a)
Company Pension Benefit Plan	4.10(f)
Company Related Parties	8.03(e)
Company Stockholder Meeting	6.11
Company Termination Fee	8.03(b)
Company Welfare Benefit Plan	4.10(c)
Confidentiality Agreement	6.03
Converted Cash Award	2.04(a)
Court	9.13(b)
CSG	Recitals
CSG Merger Sub	Recitals
CSG Purchaser	Recitals
CSG-Vista Outdoor Merger	Recitals
CSG-Vista Outdoor Merger Agreement	Recitals
Debt Commitment Letter	9.14
Debt Financing	6.13(a)
Debt Financing Agreements	9.14
DPA	3.12
EDGAR	IV
Effective Time	1.04
End Date	8.01(b)(i)
Equity Financing	3.08
Equity Financing Commitment	3.08

Term	Section
Equity Financing Source	3.08
Filed SEC Documents	IV
Guarantor	Recitals
Guarantors	Recitals
Initial End Date	8.01(b)(i)
Intercompany Contracts	4.17(c)
Inventory	4.26
Key Employee	4.11(e)
Labor Agreement	4.11(a)
Letter of Transmittal	2.03(b)
Limited Guarantee	Recitals
Merger	1.02
Merger Exchange Fund	2.03(a)
Merger Sub	Preamble
Parent	Preamble
Parent Disclosure Letter	III
Parent Related Parties	8.03(d)
Parent Termination Fee	8.03(a)(ii)
Post-Closing Bonus	6.15(c)
Pre-Closing Bonus	6.15(c)
Premium Cap	6.05(b)
R&W Insurance Policy	6.16
Remedial Action	4.14(h)
Reorganization	6.17
Restraint	7.01(c)
Review Laws	6.04(b)
Separation Agreement	Recitals
Surviving Corporation	1.02
Top Customers	4.17(a)(xiii)
Top Vendors	4.17(a)(xiii)
Transaction Filings	6.01
Vista Outdoor	Preamble
Vista Outdoor D&O Insurance	6.05(b)